UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Bruker Corporation
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BRUKER CORPORATION
40 Manning Road
Billerica, MA 01821
(978) 663-3660

Dear Stockholder:

        On behalf of the Board of Directors and management of Bruker Corporation, I would like to invite you to attend our Annual Meeting of Stockholders to be held on Monday, May 20, 2019 at 9:30 a.m., Local Time, at the offices of Nixon Peabody LLP, 53 State Street, Boston, Massachusetts.

        The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, and Proxy Card accompany this letter. Our Annual Report to Stockholders is also enclosed for your information.

        All Stockholders are invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to vote by proxy by completing, dating and returning the enclosed Proxy Card. A postage-paid envelope is enclosed for that purpose. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the Stockholders is important.

        I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

BRUKER CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        Notice is hereby given that the Annual Meeting of the Stockholders of Bruker Corporation will be held on Monday, May 20, 2019, at 9:30 a.m., Local Time, at the offices of Nixon Peabody LLP, 53 State Street, Boston, Massachusetts, for the following purposes:

1.
To elect the Class I nominees for director named in the accompanying proxy statement to hold office until the 2022 Annual Meeting of Stockholders and the Class III nominee for director named in the accompanying proxy statement to hold office until the 2021 Annual Meeting of Stockholders.

2.
To hold an advisory vote to approve compensation paid to our named executive officers.

3.
To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019.

4.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on March 25, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By order of the board of directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

Billerica, Massachusetts
April 17, 2019

        All stockholders are invited to attend the meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or via the internet, or by completing, dating and returning the enclosed Proxy Card in the enclosed postage-paid envelope. Your shares cannot be voted unless you vote by telephone or internet, date, sign and return the enclosed Proxy Card, or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

**************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2019:

This Proxy Statement and the accompanying Annual Report are available on our website at: https://ir.bruker.com

BRUKER CORPORATION

2019 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT TABLE OF CONTENTS

BRUKER CORPORATION
PROXY STATEMENT

        We are furnishing this proxy statement and the enclosed proxy card in connection with the solicitation of proxies by our Board of Directors (the "Board") for use at our 2019 Annual Meeting of Stockholders (the "2019 Annual Meeting") to be held on May 20, 2019, at the time and place set forth in the notice of the meeting and at any adjournments of the meeting. We are first sending this proxy statement and form of proxy to stockholders on April 17, 2019.

GENERAL INFORMATION ABOUT THE 2019 ANNUAL MEETING AND VOTING MATTERS

        The holders of a majority in interest of all of our common stock, par value $.01 per share, issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2019 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of our common stock outstanding on the record date of March 25, 2019 will be entitled to one vote on all matters.

        A description of the voting requirements and related effect of abstentions and broker non-votes on each item proposed for stockholder action is as follows:

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions, "Withhold" Votes and Broker Non-Votes

Item 1—Election of 4 Directors Identified in the Proxy Statement	"For" all nominees or "Withhold" from all nominees or "Withhold" from one or more nominees	"For" all nominees	Plurality: the individuals who receive the greatest number of votes cast "For" will be elected.	No impact on election outcome.
Item 2—Advisory Vote to Approve the 2018 Compensation of our Named Executive Officers	"For," "Against," or "Abstain"	"For"	Majority of shares present and entitled to vote	Abstentions are treated as votes "against." Broker non-votes have no effect.
Item 3—Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2019	"For," "Against," or "Abstain"	"For"	Majority of shares present and entitled to vote	Abstentions are treated as votes "against." Brokers have discretion to vote on this item, so broker non-votes have no effect.

        If the enclosed proxy card is properly executed and returned, it will be voted in the manner instructed by the stockholder. If a proxy card is properly submitted but contains no instructions, the shares represented thereby will be voted FOR all nominees for director in Proposal No. 1 and FOR approval of Proposals No. 2 and 3. In addition, if other matters come before the meeting, the persons named in the accompanying proxy will have discretion to vote on those matters in accordance with their best judgment. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting or by giving written notice of revocation to the Secretary of Bruker at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

        If your shares are held in the "street name" of a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain of the proposals to be acted upon. If the broker or nominee is not given instructions as to how to vote such shares, the broker has authority to vote those shares for or against "routine" matters, such as Proposal No. 3. Brokers cannot vote on their customers' behalf on "non-routine" matters such as Proposal No. 1 or Proposal No. 2. If you do not provide voting instructions for each of these proposals, this will result in a "broker non-vote" with respect to the matters for which you did not provide voting instructions. If the brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions, those shares will be counted for purposes of establishing a quorum to conduct business at the 2019 Annual Meeting, but will not be counted for purposes of determining whether stockholder approval of any particular matter has been obtained.

        We will bear the cost of any proxy solicitation. Although we expect that the solicitation will be primarily by mail, regular employees or our representatives (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, facsimile and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at our expense.

        We will hold the 2019 Annual Meeting at the offices of Nixon Peabody LLP, 53 State Street, Boston, Massachusetts. You can obtain directions to the meeting by contacting Investor Relations at (978) 663-3660, extension 1479.

        We are mailing our 2018 Annual Report, including our audited financial statements for the fiscal year ended December 31, 2018, to stockholders concurrently with this proxy statement.

        Our principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and our telephone number is (978) 663-3660.

Record Date and Voting Securities

        Only stockholders of record at the close of business on March 25, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting. On March 25, 2019, 156,814,676 shares of Bruker Corporation common stock were outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote. Broadridge Financial Solutions, Inc. will tabulate all votes that are received prior to the date of the 2019 Annual Meeting. The inspector of elections, who will be one of our employees or one of our attorneys, will receive Broadridge's tabulation, tabulate all other votes, and certify the voting results.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our Certificate of Incorporation, as amended, provides that our Board will consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently ten members of our Board, consisting of four Class I directors serving terms expiring at the Annual Meeting of Stockholders in 2019, four Class II directors serving terms expiring at our 2020 Annual Meeting and two Class III directors serving terms expiring at our Annual Meeting of Stockholders in 2021. The four Class I directors whose terms expire at the 2019 Annual Meeting are Frank H. Laukien, John Ornell, Richard A. Packer and Robert Rosenthal.

        The first proposal on the agenda for the 2019 Annual Meeting is the election of Frank H. Laukien, John Ornell and Richard A. Packer to serve as Class I directors for three-year terms beginning at the 2019 Annual Meeting and ending at our 2022 Annual Meeting of Stockholders and the election of Robert Rosenthal to serve as a Class III director for a two-year term beginning at the 2019 Annual Meeting and ending at our 2021 Annual Meeting of Stockholders, or in each case, until a successor has been duly elected and qualified.

        Effective as of the 2019 Annual Meeting, in conjunction with the expiration of the terms of the four current Class I directors, the classes will be adjusted to consist of three Class I directors, four Class II directors and three Class III directors. At the 2019 Annual Meeting, three nominees will be elected as Class I directors to serve for terms expiring at the 2022 Annual Meeting of Stockholders and one nominee will be elected as a Class III director to serve for a term expiring at the 2021 Annual Meeting of Stockholders. Each of the nominees for Class I director, Frank Laukien, John Ornell and Richard Packer, was previously elected by our stockholders and is currently serving as a Class I director. The nominee for Class III director, Robert Rosenthal, is currently a Class I director and we are proposing to elect him as a Class III director at this Annual Meeting to more evenly balance the classes. All nominees were unanimously approved by our Board, including unanimous approval by our independent directors, upon the recommendation of the Nominating Committee.

        Joerg C. Laukien, who served as a Class III director since 2003, retired in November 2018.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees as director. If any nominee is unwilling or unable to serve as a nominee for director at the time of the 2019 Annual Meeting, the proxies may be voted for a substitute nominee who will be designated by the present Board to fill such vacancy. Alternatively, if no such nominee is designated, a vacancy will be created in Class I or Class III, as applicable. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

        The Board of Directors recommends a vote FOR the election of Frank H. Laukien, John Ornell and Richard A. Packer to serve as Class I directors and FOR the election of Robert Rosenthal to serve as a Class III director.

CORPORATE GOVERNANCE

Certain Information Regarding Directors and Nominees

        The biographies of the nominees and each of our continuing directors are below and include the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of Bruker.

Nominees for Election to a Three-Year Term Expiring at the 2022 Annual Meeting

Frank H. Laukien, Ph.D.	Age 59	Director Since 1991

Dr. Frank H. Laukien has been our Chairman, President and Chief Executive Officer since February 1991 and is our largest stockholder. Dr. Laukien also serves as a director of various subsidiaries of Bruker, none of which are publicly-traded companies. Dr. Laukien served as a director of ALDA (Analytical, Life Science & Diagnostics Association), an industry association formerly known as Analytical & Life Sciences Systems Association, or ALSSA, for several terms in the past, and was ALSSA Chairman from 2002 to 2003. Dr. Laukien holds a Bachelor of Science degree in physics from the Massachusetts Institute of Technology ("MIT"), as well as a Ph.D. in chemical physics from Harvard University. Dr. Laukien was a member of the Dean's Advisory Committee of the MIT School of Science until 2014, and a Trustee of the Rivers School in Weston, Massachusetts until 2013. In May 2017, Dr. Laukien was elected a senator of acatech, the German National Academy of Science and Engineering. As our largest stockholder and based on his long history of leading the profitable growth at Bruker, Dr. Laukien brings to the Board the perspective of a significant stakeholder with an in-depth knowledge of all aspects of our operations. He also provides extensive executive experience in organizational management, strategic planning, finance, global business development and life science tools markets, as well as the scientific and technical background required for a deep understanding of our key technologies, markets and industry dynamics.

John Ornell	Age 61	Director Since 2015

Mr. Ornell is retired from Waters Corporation, where he served as Vice President, Finance and Administration and Chief Financial Officer from 2001 to 2013. During his time at Waters, he was also responsible for information technology, investor relations and the TA Instruments Division. Mr. Ornell joined Waters in 1994 and served there in a variety of operational and financial leadership roles before assuming the position of Waters' Chief Financial Officer. During 2014, Mr. Ornell continued to serve Waters on a part-time, transitional basis. Prior to joining Waters, Mr. Ornell progressed through a series of roles of increasing responsibility at a number of multinational corporations, primarily in operational finance functions. Mr. Ornell holds a Bachelor of Science degree in Business Administration and a Bachelor of Arts degree in Economics from the University of New Hampshire, as well as a Master of Business Administration degree from Southern New Hampshire University. He is a Certified Management Accountant and a Certified Public Accountant. Mr. Ornell brings to the Board a depth of knowledge in the life sciences and analytical instruments industry, as well as a global perspective with significant experience managing the operational, strategic and financial matters of life sciences companies.

Mr. Ornell serves as Chair of our Audit Committee.

Richard A. Packer	Age 61	Director Since 2007

Mr. Packer is a Primary Executive Officer of Asahi Kasei Corporation and co-leader of Asahi Kasei's healthcare business unit. Mr. Packer also serves as the non-executive Chairman of ZOLL Medical Corporation, a manufacturer of resuscitation devices and related software solutions that was publicly traded until it was acquired by Asahi Kasei Corporation in April 2012. From November 1999 to April 2016, Mr. Packer was the Chief Executive Officer and a director of ZOLL. He served as Chairman of ZOLL from 1999 until November 2010. From 1996 until his appointment as Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL's President, Chief Operating Officer and director. From 1992 to 1996, he served as Vice President of Operations of ZOLL and also served as Chief Financial Officer and Head of North American Sales of ZOLL from 1995 to 1996. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in operations of high technology companies. Mr. Packer has served as a director of Teleflex Incorporated, a publicly traded provider of medical devices, since May 2017 and is a member of the Teleflex Incorporated governance committee. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He also currently serves as a board member of the Medical Device Manufacturers Association and the ZOLL Foundation. Mr. Packer holds a Master of Business Administration from the Harvard Business School, as well as Bachelor of Science and Master of Engineering degrees from Rensselaer Polytechnic Institute. Mr. Packer has extensive financial, operations and management experience in the medical devices industry. He also brings to the Board significant experience in corporate governance, strategic planning and public company compensation matters.

Mr. Packer serves on our Nominating Committee and is the Chair of our Compensation Committee.

Nominee for Election to a Term Expiring at the 2021 Annual Meeting

Robert Rosenthal, Ph.D.	Age 62	Director Since 2015

Dr. Rosenthal serves as Chairman of the Board of Taconic Biosciences, Inc., a privately-held provider of research models for the pharmaceutical and biotech industry, where from 2014 to 2018 he also served as Chief Executive Officer. Dr. Rosenthal previously served since 1995 in a variety of senior management positions with companies involved in the development of diagnostics, therapeutics, medical devices, and life sciences tools, most recently including from 2010 through 2012 as President and Chief Executive Officer of IMI Intelligent Medical Implants, AG, a medical technology company, and from 2005 through 2009 as President and Chief Executive Officer of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools. Earlier in his career, Dr. Rosenthal served in senior management positions at Perkin Elmer Inc. and Thermo Fisher Scientific, Inc. Dr. Rosenthal has served since 2007 as a director of Safeguard Scientifics, Inc., a publicly-traded provider of capital for early- and growth-stage companies, and as Chairman of its board of directors since May 2016. He also currently serves as a director of Galvanic Applied Sciences, Inc., a privately-held Canadian company, and as a director of The ECHO Group, a privately-held information management company. Dr. Rosenthal holds a Ph.D. from Emory University and a Master of Science degree from the State University of New York. Dr. Rosenthal brings to the Board an extensive understanding of corporate governance due to his public company board experience as well as an entrepreneurial perspective due to his success as an entrepreneur.

Dr. Rosenthal serves on our Audit Committee.

Directors Continuing in Office until the 2020 Annual Meeting

Cynthia M. Friend, Ph.D.	Age 64	Director Since 2016

Dr. Friend currently serves as Director of the Rowland Institute at Harvard University, a non-profit organization whose goal is to support the high risk/high reward research of early career scientists. In 2014, she became Director of the Energy Frontier Research Center for Sustainable Catalysis at Harvard University, a Department of Energy-funded multi-institution effort focused on the design of efficient catalytic processes, where her responsibilities include management of the fiscal health of the Center and strategic scientific planning. Dr. Friend became the Theodore Williams Richards Professor of Chemistry in 1998 and a Professor of Materials Science in 2002 at Harvard University. Since joining the Harvard University Department of Chemistry in 1982, Dr. Friend has served in a variety of senior faculty and leadership roles at Harvard, including member of the Advisory Board to the Dean of Faculty of Arts and Sciences from 1999 to 2012, Associate Director of the Harvard Materials Research Science and Engineering Center from 2001 to 2011 and Chair of the Harvard University Department of Chemistry and Chemical Biology from 2004 to 2007. Dr. Friend has received numerous awards for her scientific research and scholarship and has served on a number of research and scientific advisory boards and panels. Dr. Friend holds a Ph.D. in Chemistry from the University of California, Berkeley. Dr. Friend brings to the Board extensive technical expertise and significant experience in the investment strategy and infrastructure of academic as well as government research markets. Further, Dr. Friend has substantial management experience in non-profit scientific institutions and brings to the Board valuable insight into science policy and scientific research funding priorities.

Dr. Friend serves on our Compensation Committee.

Marc A. Kastner, Ph.D.	Age 73	Director Since 2015

Dr. Kastner currently serves as President of the Science Philanthropy Alliance, a non-profit organization whose goal is to increase private funding for fundamental research, a position he has held since March 2015. In January 2016 he became Donner Professor of Science Emeritus at Massachusetts Institute of Technology ("MIT"), having held the Donner Chair since 1989. After joining the MIT Department of Physics in 1973, Dr. Kastner served in a variety of senior faculty and leadership roles at MIT, including as Dean of the MIT School of Science from July 2007 to December 2013, Head of the MIT Department of Physics from 1998 to 2007, Director of MIT's Center for Materials Science and Engineering from 1993 to 1998 and as Associate Director of MIT's Consortium for Superconducting Electronics from 1989 to 1992. Dr. Kastner previously served a term on our board of directors from February 2013 to May 2014. Dr. Kastner has received numerous awards for his scientific research and scholarship and currently serves on a number of research and scientific advisory boards. Dr. Kastner holds a Ph.D. in Physics from the University of Chicago. Dr. Kastner brings to the Board significant expertise in recent and emerging scientific, technological and research funding trends, as well as in academic and government research markets, from which we derive approximately half of our revenues. Moreover, Dr. Kastner has extensive organizational and management experience in non-profit institutions and insights into U.S. government research management and priorities.

Dr. Kastner is the Chair of our Nominating Committee.

Gilles G. Martin, Ph.D.	Age 55	Director Since 2014

Dr. Martin is Chairman and Chief Executive Officer of the Eurofins Scientific Group, a Luxembourg-based international life sciences company with approximately 45,000 employees in laboratories located in 45 countries. The Eurofins Scientific Group provides a range of analytical testing services to clients across multiple industries. Dr. Martin is also a director of Eurofins Scientific SE, Analytical Bioventures SCA and certain of their affiliates. Dr. Martin founded the original Eurofins Scientific Nantes food authenticity laboratory in 1988 and is a past President of the French Association of private analytical laboratories, or APROLAB, and the North American Technical Committee for Juice and Juice Products. Dr. Martin holds a Ph.D. in Statistics and Applied Mathematics from Ecole Centrale, Paris, and a Master of Science from Syracuse University. As Chairman and Chief Executive Officer of Eurofins Scientific, the largest group of independent food and environment testing laboratories in the world, Dr. Martin is and has been involved throughout his career with many generations of analytical instruments and their suppliers. Dr. Martin brings extensive international business and management experience in the life-science and analytical testing industries to the Board, including specialized expertise in the environmental testing, food safety analysis, pharmaceutical research and clinical markets. Dr. Martin also brings an entrepreneurial perspective to the Board.

Hermann Requardt, Ph.D.	Age 64	Director Since 2015

Dr. Requardt currently serves as an independent strategic advisor to a number of European public and private life science and healthcare technology companies. From 2009 to February 2015 he served as Chief Executive Officer of the healthcare division of Munich, Germany-based Siemens AG. He also served as Chief Technology Officer of Siemens AG from 2008 through 2011. Additionally, from 2006 through January 2015 he was a member of the Siemens AG Managing Board, during which time he also held a variety of regional and operational responsibilities at Siemens and its affiliates. Dr. Requardt joined Siemens Medical Solutions in 1984 and served there in roles of increasing responsibility before assuming global responsibility for the magnetic resonance business unit in 1994. Dr. Requardt is an honorary Professor of Physics at the University of Frankfurt and serves on several academic and industrial boards in Germany, including, among other positions, Vice President of acatech, the National Academy of Science and Engineering. He also is a member of the Advisory Board of Dekra SE, headquartered in Stuttgart, Germany, and the Supervisory Board of Sivantos Group, which was Siemens Audiology Solutions prior to its spin-off from Siemens AG in early 2015. In 2018, Dr. Requardt was nominated non-executive director of Sphere Medical Ltd., Cambridge, United Kingdom. Dr. Requardt holds a Ph.D. in Biophysics, with a focus on radiation biophysics and microbiology, from the University of Frankfurt. In addition to his global and technical industry expertise, Dr. Requardt brings to the Board significant experience in the management and strategic planning of life sciences companies.

Dr. Requardt serves on our Compensation Committee.

Directors Continuing in Office until the 2021 Annual Meeting

William A. Linton, Ph.D.	Age 71	Director Since 2000

Dr. Linton serves as the lead director of our Board. He was appointed lead director in March 2004 by the independent members of the Board. As lead director, Dr. Linton performs customary responsibilities of a lead director including acting as a liaison between management and the Board. Since 1978, Dr. Linton has served as the Chairman, President and Chief Executive Officer of Promega Corporation, Madison, Wisconsin, a privately-held life science supply company founded by Dr. Linton. Dr. Linton received a Bachelor of Science degree from University of California, Berkeley in 1970 and honorary doctorate degrees from Hannam University (Korea) in 2004 and the University of Wisconsin Madison in 2015. Dr. Linton is a director of ALDA (Analytical, Life Science & Diagnostics Association), a director of Heffter Research Institute (a non-profit research institute), a member of the Supervisory Board of Eppendorf AG, Hamburg (a private life sciences company), founder and Executive Director of Usona Institute (a non-profit medical research organization) and President of the BioPharmaceutical Technology Center Institute (a non-profit organization). Dr. Linton brings to the Board extensive executive, international operations management and technical expertise in the life sciences industry, as well as significant experience in strategic planning, corporate governance, and executive compensation matters.

Dr. Linton serves on our Nominating Committee.

Adelene Q. Perkins	Age 59	Director Since 2017

Ms. Perkins currently serves as Chief Executive Officer of Infinity Pharmaceuticals, Inc., a publicly traded clinical-stage biopharmaceutical company, a position she has held since January 2010. Ms. Perkins also has served as Chair of Infinity Pharmaceuticals, Inc.'s board of directors since November 2012. Within Infinity Pharmaceuticals, Inc., Ms. Perkins served as President and Chief Business Officer from October 2008 through December 2009, and as Executive Vice President and Chief Business Officer from June 2002 to October 2008. Ms. Perkins served from 2000 to 2002 as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc., a privately-held specialty pharmaceutical company. From 1992 to 1999, Ms. Perkins held various positions at Genetics Institute, now a unit of Pfizer. From 1985 to 1992, Ms. Perkins held a variety of positions at Bain & Company, a management consulting firm. Ms. Perkins currently serves on the board of directors of Massachusetts General Hospital, BIO (Biotechnology Industry Organization), the Massachusetts Biotechnology Council and two biotechnology industry trade organizations. She is also the Vice Chairman of the board of Project Hope, a not-for-profit social service agency. She previously served on the board of Padlock Therapeutics, Inc., a privately-held biotechnology company, prior to its acquisition by Bristol-Myers Squibb Company in 2016. Ms. Perkins holds a Master of Business Administration from the Harvard Business School, as well as a Bachelor of Science degree in chemical engineering from Villanova University. Ms. Perkins has more than 30 years of international business and corporate strategy experience and brings to the Board a valuable understanding of the pharmaceutical and life sciences industries, as well as significant experience in various aspects of public company management and governance.

Ms. Perkins serves on our Audit Committee.

Board Leadership Structure

        Under our bylaws, the chairman of our Board has the power to preside at all meetings of the Board. Dr. Frank Laukien, our Chief Executive Officer and President, serves as the Chairman of our Board and has done so throughout the time we have been a public company. Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, the Board does not have a fixed policy regarding the combination or separation of the offices of Chairman and Chief Executive Officer. Our Board believes that it should have the flexibility to make these determinations in the way that it considers best to provide appropriate leadership for Bruker at that time.

        The Chief Executive Officer is appointed by our Board to manage our daily affairs and operations. Dr. Laukien's extensive industry knowledge and long history of direct involvement in our operations make him best suited to serve as Chairman in order to:

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  Lead the Board in productive discussions on important matters affecting Bruker;

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  Create a firm link between management and the Board and promote the development and implementation of corporate strategy;

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  Determine necessary and appropriate agenda items for meetings of the Board with input from the independent lead director and Board committee chairpersons; and

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  Determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board. Additionally, his significant equity ownership, at approximately 26% of the outstanding shares of our common stock, means that he has a close and direct alignment of interests with the interests of our other stockholders.

        Our Board structure also fosters strong oversight by independent directors. Dr. William Linton has been appointed as our lead independent director by the independent directors to ensure independent leadership. The lead independent director's responsibilities include:

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  Consulting with the Chairman regarding agenda items for Board meetings;

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  Chairing executive sessions of the independent directors;

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  Calling executive sessions of the independent directors and advising the Chairman and Chief Executive Officer of actions or deliberations at such sessions;

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  Acting as a liaison between the independent directors and the full Board, as necessary; and

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  Establishing, in consultation with the Chairman and Chief Executive Officer and any appropriate Board committees, procedures to govern the Board's work, ensuring that the Board is appropriately approving strategy and supervising management's progress. The Board believes that this approach appropriately and effectively complements our combined Chairman and Chief Executive Officer role.

Board Meetings and Board Committees

        There are currently ten members of our Board. All of our current directors and director nominees, other than Frank Laukien, our Chief Executive Officer, meet the independence requirements of the Nasdaq Stock Market, or Nasdaq, listing standards. Our former director Richard Kniss, whose term expired in May 2018, was also determined to be independent when serving as a member of our Board. Our former director Joerg Laukien, who retired in November 2018, was not an independent director. In making its independence determinations, the Board considered, among other things, relevant transactions between Bruker and entities associated with the independent directors, as described in this proxy statement under the heading "Transactions with Related Persons," and determined that none have any relationship with Bruker or other relationships that would impair the directors' independence. The Board meets in executive session during each regularly scheduled Board meeting.

        Following the 2019 Annual Meeting, the Board will consist of ten members, nine of whom are independent.

        During 2018, the Board held five meetings and acted by unanimous written consent three times. Our incumbent directors, on average, attended 95% of Board and committee meetings during 2018. No director attended less than 75% of the total number of 2018 meetings of the Board and Board committees of which he or she was a member. It is the policy of our Board that at least two directors, including at least one independent director, attend our Annual Meeting, either in person or by telephonic conference. Two directors, including one independent director, attended our 2018 Annual Meeting.

        As described below, the Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. Each Committee's charter is available on our website at https://ir.bruker.com under the "Corporate Governance" section.

        Audit Committee.    The Audit Committee currently consists of John Ornell, Adelene Q. Perkins and Robert Rosenthal, each of whom satisfies the applicable independence requirements of the rules and regulations of the SEC and Nasdaq. Under these rules, we are required to have an Audit Committee consisting of at least three independent members. The Audit Committee met seven times during 2018. Mr. Ornell, Chair of the Audit Committee, qualifies as an audit committee financial expert pursuant to applicable SEC rules and regulations. The Audit Committee:

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  Provides assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, treasury, financial reporting and internal control functions of Bruker and its subsidiaries;

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  Works extensively with the independent auditors, pre-approves all audit and non-audit services provided to us by our independent auditors, reviews the performance of the independent auditors and replaces or terminates the independent auditors when circumstances warrant; and

  •
  Establishes and monitors procedures for (i) the receipt, retention or treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

        None of the members of the Audit Committee has participated in the preparation of our financial statements at any time during the last three fiscal years.

        Compensation Committee.    The Compensation Committee currently consists of Cynthia Friend, Richard Packer and Hermann Requardt, all of whom meet the independence requirements of Nasdaq. The Compensation Committee met eight times and acted by unanimous written consent three times during 2018. Mr. Packer is the Chair of the Compensation Committee. The Compensation Committee:

  •
  Administers our stock incentive plan;

  •
  Determines the chief executive officer's salary, bonus, and equity based compensation;

  •
  Oversees the executive compensation program for our other executive officers; and

  •
  Determines such compensation, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the Board.

        Our Chief Executive Officer, Chief Financial Officer, General Counsel and Senior Director of Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. The Compensation

Committee may, from time to time, meet in executive session without any executive officers or other members of management present.

        Nominating Committee.    The Nominating Committee currently consists of Marc A. Kastner, Richard A. Packer and William A. Linton, all of whom meet the independence requirements of Nasdaq. Dr. Kastner is the Chair of the Nominating Committee. The Nominating Committee:

  •
  Assists the Board in identifying and recruiting individuals qualified to become Board members, consistent with criteria approved by the Board;

  •
  Recommends to the Board nominees for election at the next annual meeting of stockholders, or for election to fill any vacancies between annual meetings; and

  •
  Develops and implements a process to identify qualified and willing candidates for recommendation to the Board.

        The Nominating Committee met four times during 2018. In addition, members of the Nominating Committee communicated periodically throughout the year regarding candidates for director and director nomination matters. At a meeting held in February 2019, the Nominating Committee unanimously recommended each of the current nominees for director to the full Board.

Director Nominations

        Upon recommendation of the Nominating Committee, the qualifications of candidates will be reviewed by at least a majority of our independent directors, as well as the full Board. Stockholders may recommend director candidates for inclusion by the Board in the slate of nominees which the Board recommends to stockholders for election as described below.

        The process followed to identify and evaluate potential candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the members of the Nominating Committee, the independent directors and the Board. The Nominating Committee, the independent directors and the Board are each authorized to retain advisers and consultants and to compensate them for their services. We retained no such advisers or consultants for this purpose during 2018.

        We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but we strive to identify and recruit director candidates with a variety of complementary skills, expertise and backgrounds so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The Committee seeks to promote through the nominations process an appropriate diversity in Board composition, recognizing that our businesses and operations are diverse and global in nature. In considering individual director candidates, the Committee takes into account such factors as diversity in professional experience, skills and background, as well as diversity in gender, race and ethnicity. When we search for new directors, the Committee advises our search firms to actively seek to identify qualified, diverse candidates, including women and minorities. As a global company with worldwide operations, we also strive to maintain geographic and international diversity on our Board by ensuring an appropriate mix of directors with experience operating international businesses in other geographies.

        In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, including any candidate recommended by a stockholder, the Board and the independent directors apply the following criteria:

  •
  experience in aspects of business or technology relevant to our business;

  •
  sufficient time available to devote to our affairs;

  •
  character and integrity;

  •
  ability to represent the best interests of stockholders as a whole rather than special interest groups;

  •
  willingness to participate actively as a Board member; and

  •
  communication, decision-making and interpersonal skills.

        The Board and the independent directors may also consider the following for some director nominees:

  •
  experience serving as a director of a public company;

  •
  familiarity with corporate governance issues;

  •
  experience in running a comparable company or division of a comparable company;

  •
  insight into our strategy, business model, operations, and financials;

  •
  knowledge of industry trends and markets;

  •
  independence, as determined in accordance with SEC rules and Nasdaq listing standards; and

  •
  qualification as an "audit committee financial expert" to serve on the Audit Committee in accordance with SEC and Nasdaq definitions.

        In evaluating candidates recommended by the Nominating Committee, the Board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, backgrounds and abilities that will allow the Board to fulfill its responsibilities.

        Stockholders may communicate directly with the Nominating Committee by written communication submitted to Kristin S. Caplice at the address set forth below under "Stockholder Communications." Stockholders may use this process to suggest potential nominees to the Board. We forward suggested nominees to the Nominating Committee and the proposed candidates are evaluated using substantially the same process and applying the same criteria we apply in evaluating candidates submitted by Board members. We must receive nominations within the timeframe set forth below under "Time for Submission of Stockholder Proposals."

Role of the Board in Risk Oversight

        Our Board considers general oversight of our risk management efforts to be a responsibility of the entire Board. The Audit and Compensation Committees assist the Board in carrying out this responsibility by focusing on specific key areas of risk that our business faces. The Board's role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to Bruker, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board, the Audit Committee in the case of financial and compliance risks that are within the oversight of the Audit Committee or the Compensation Committee in the case of matters relating to our compensation policies and practices, receive these reports from members of management to enable the Board or the Audit or Compensation Committee, as applicable, to understand our risk identification, risk management, and risk mitigation strategies. To facilitate this process and assist the Audit Committee in fulfilling its responsibility for monitoring legal and compliance risks, our senior director of internal audit, who reports directly to our Chief Financial Officer, also has a dotted line reporting relationship to the chairman of the Audit Committee. The Audit Committee chairman is authorized to give instructions and assignments directly to the senior director of internal audit and the senior director of internal audit reports directly and only to the Audit Committee chairman on these matters. When a report is evaluated at the Audit Committee level, the chairman of the Audit Committee subsequently reports on the matter to the full Board to ensure coordination of the Board's risk oversight activities. Our Board also believes that risk management is an integral part of our strategic planning process, which addresses, among other things, the risks and opportunities facing our business.

DIRECTOR COMPENSATION

        We pay the non-employee members of our Board a mix of cash and share-based compensation based on the determination of the Compensation Committee. Our employee director, Dr. Frank Laukien, receives compensation only as an employee of Bruker and receives no additional compensation for service as a director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or Board committees.

Components of Director Compensation

        During 2018, non-employee directors were paid cash compensation according to the following schedule:

2018 Director Cash Compensation
Board Service	$60,000
Audit Committee Service	$18,000
Audit Committee Chair	$15,000
Compensation Committee Service	$8,000
Compensation Committee Chair	$10,000
Nominating Committee Service	$3,000
Nominating Committee Chair	$6,000
Lead Director Service	$10,000

        In addition to the cash component of director compensation, we grant non-employee directors an annual equity award as a component of their compensation. The value of the awards of restricted stock units, or RSUs, we grant our directors is $125,000. RSU awards to non-employee directors vest in full on the first anniversary of the grant date. Additionally, we grant an equity award to each newly-elected non-employee director, effective upon commencement of service on the Board, upon terms consistent with those of the annual awards to incumbent non-employee directors. The number of shares underlying such new director awards are determined as follows: 100% of the annual director equity award amount if elected to service in the first quarter; 75% of the annual director equity award amount if elected to service in the second quarter; 50% of the annual director equity award amount if elected to service in the third quarter; and 25% of the annual director equity award amount if elected to service in the fourth quarter.

        On January 5, 2018, we granted each non-employee director an annual equity award consisting of 3,474 RSUs, which vested in full on January 5, 2019.

        The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended December 31, 2018. The compensation we pay to Dr. Frank Laukien, our President and Chief Executive Officer, is shown in the Summary Compensation Table on page 45 of this proxy statement.

 2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Equity Awards(1) ($)	Total ($)
Cynthia M. Friend	65,121	125,029	190,150
Marc A. Kastner	66,841	125,029	191,870
Richard D. Kniss(2)	30,429	125,029	155,458
Joerg C. Laukien(3)	60,000	125,029	185,029
William A. Linton	73,000	125,029	198,029
Gilles G. Martin	60,000	125,029	185,029
John Ornell	93,000	125,029	218,029
Richard A. Packer	90,566	125,029	215,595
Adelene Q. Perkins	75,750	125,029	200,779
Hermann Requardt	68,000	125,029	193,029
Robert Rosenthal	78,000	125,029	203,029

(1)
Reported amounts reflect the grant date fair value of RSUs granted to each director in 2018, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2018 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2019. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

As of December 31, 2018, our non-employee directors held the following aggregate vested and unvested options to purchase common stock and unvested RSUs:

Name	Number of Vested Options	Number of Unvested Options	Number of Unvested RSUs
Cynthia M. Friend	4,950	2,550	3,474
Marc A. Kastner	16,600	3,400	3,474
Richard D. Kniss	—	—	—
Joerg C. Laukien	—	—	—
William A. Linton	54,600	3,400	3,474
Gilles G. Martin	26,600	3,400	3,474
John Ornell	11,600	3,400	3,474
Richard A. Packer	54,600	3,400	3,474
Adelene Q. Perkins	—	—	3,474
Hermann Requardt	11,600	3,400	3,474
Robert Rosenthal	9,100	3,400	3,474
(2)
Mr. Kniss' term of service on the Board expired May 21, 2018.

(3)
Mr. Joerg Laukien retired from the Board effective November 5, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock as of April 2, 2019 by (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) each named executive officer, as defined under the heading "Summary of Executive Compensation," and (iv) all directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Executive Officers, Directors and Director Nominees
Frank H. Laukien(2)	40,774,683	26.0%
Gerald N. Herman(3)	6,237	*
Falko Busse(4)	14,901	*
Mark R. Munch(5)	113,750	*
Juergen Srega(6)	232,980	*
Anthony L. Mattacchione(7)	—	—
Cynthia M. Friend(8)	15,551	*
Marc A. Kastner(9)	28,051	*
William A. Linton(10)	124,801	*
Gilles G. Martin(11)	38,051	*
John Ornell(12)	23,051	*
Richard A. Packer(13)	107,158	*
Adelene Q. Perkins	6,230	*
Hermann Requardt(14)	23,051	*
Robert Rosenthal(15)	20,551	*
All executive officers and directors as a group (16 persons)(16)	41,546,800	26.5%
5% Beneficial Owners
Joerg C. Laukien(17)	12,715,769	8.1%
Markgrafenstrasse 34 Baden-Baden Germany
T. Rowe Price Associates, Inc.(18)	29,443,500	18.8%
100 E. Pratt Street Baltimore, MD 21202
The Vanguard Group(19)	10,495,889	6.7%
100 Vanguard Blvd. Malvern, PA 19355

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Includes options to purchase 181,963 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof and 16,305 shares of restricted common stock. Also includes: 1,846,499 shares owned by Robyn Laukien, his former spouse, as to which

  Dr. Laukien has sole voting power; 336,607 shares held by each of his adult children, as to which Dr. Laukien has sole voting power and shared investment power; and 224,522 aggregate shares held as custodian for the benefit of his minor children, as to which Dr. Laukien has sole voting and investment power. 5,000,000 shares have been pledged by Dr. Laukien to secure a personal loan. Dr. Laukien retains voting power of all such pledged shares. Does not include 6,920 shares held in trust for Dr. Laukien's adult daughter, 7,400 shares held by Dr. Laukien's adult son or 1,042 shares held by his spouse, in each case as to which Dr. Laukien disclaims beneficial ownership.

(3)
Includes options to purchase 4,002 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(4)
Includes options to purchase 12,535 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(5)
Includes options to purchase 92,100 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof and 4,857 shares of restricted common stock.

(6)
Includes options to purchase 166,089 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof and 3,469 shares of restricted common stock.

(7)
Amount reported is based on information provided by Mr. Mattacchione as of April 2, 2019. Mr. Mattacchione left Bruker on March 16, 2018.

(8)
Includes options to purchase 7,500 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(9)
Includes options to purchase 20,000 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(10)
Includes options to purchase 58,000 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(11)
Includes options to purchase 30,000 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(12)
Includes options to purchase 15,000 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(13)
Includes options to purchase 58,000 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(14)
Includes options to purchase 15,000 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(15)
Includes options to purchase 12,500 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(16)
Includes options to purchase 687,084 shares of common stock that are currently exercisable, or become exercisable, within 60 days of the date hereof.

(17)
Amount reported is based on information provided by Mr. Joerg Laukien as of February 16, 2019. Joerg Laukien retired from the Board on November 5, 2018.

(18)
According to a Schedule 13G filed February 14, 2019, T. Rowe Price Associates, Inc. ("Price Associates") beneficially owns, or may be deemed to beneficially own, 29,443,500 shares as a result of acting as investment advisor to various investment companies, including the T. Rowe Price Mid-Cap Growth Fund, Inc. (the "Fund"), and institutional clients. Price Associates reported sole power to dispose of 29,443,500 shares and sole power to vote or direct the voting of 8,644,940 shares. The Fund reported sole power to vote or direct the voting of 9,434,500 shares.

(19)
According to a Schedule 13G filed February 11, 2019, The Vanguard Group ("Vanguard") and certain of its affiliates, subsidiaries and other companies beneficially own, or may be deemed to beneficially own, 10,495,889 shares. Vanguard reported sole power to dispose of 10,440,585 shares, shared power to dispose of 55,304 shares, sole power to vote or direct the voting of 50,778 shares and shared power to vote or direct the voting of 14,151 shares.

EXECUTIVE OFFICERS

        Our executive officers are designated annually by the Board. The persons listed below are serving as our executive officers for the fiscal year ending December 31, 2019. Dr. Laukien, Dr. Munch and Mr. Srega served as executive officers throughout the fiscal year ended December 31, 2018. Dr. Prause was appointed an executive officer in February 2018, Mr. Herman was appointed an executive officer in March 2018 and Dr. Busse was appointed an executive officer in May 2018.

Name	Age	Position
Frank H. Laukien, Ph.D.	59	Chairman, President and Chief Executive Officer
Gerald N. Herman	61	Chief Financial Officer
Falko Busse, Ph.D.	52	President, Bruker BioSpin Group
Mark R. Munch, Ph.D.	57	Executive Vice President, President of Bruker Nano Group and Bruker Nano Surfaces Division
Burkhard Prause, Ph.D.	52	President and Chief Executive Officer, Bruker Energy & Supercon Technologies, Inc.
Juergen Srega	64	President, Bruker CALID Group and Bruker Daltonics Division

        For biographical information relating to Dr. Laukien, who serves as both an executive officer and a director, please see "Certain Information Regarding Directors and Nominees" above. We present biographical information for our other executive officers below. As previously reported in our Current Report on Form 8-K filed with the SEC on February 21, 2018, Mr. Anthony Mattacchione, our former Chief Financial Officer and a "named executive officer" resigned effective March 16, 2018.

Gerald N. Herman.    Mr. Herman has served as our Chief Financial Officer since June 2018, after being named Interim Chief Financial Officer in March 2018. Mr. Herman joined Bruker in 2016 as Vice President and Corporate Controller. Prior to joining Bruker, Mr. Herman had served in senior executive positions with various publicly traded companies, including as Corporate Vice President—Clinical Operations of PAREXEL International from 2014 to February 2016, and as Corporate Vice President & Controller-Finance of PAREXEL from 2008 to 2013. Prior to 2008, Mr. Herman was Vice President—Corporate Controller of Presstek, Inc. He also served in financial, consulting and accounting roles at various organizations, including as Senior Manager at Arthur Andersen LLP from 1979 to 1987. Mr. Herman is a Certified Public Accountant (CPA) and holds a Master of Business Administration degree from the University of Chicago, and a Master of Science in Taxation from Bentley University.

Falko Busse, Ph.D.    Dr. Busse has served as President of the Bruker BioSpin Group since May 2018, with responsibility for management of its global operations. Dr. Busse served as Deputy President of the Bruker BioSpin Group from October 2017 until his appointment as President. From March 2017 to September 2017, Dr. Busse served as Executive Vice President of Research and Development, Operations and Marketing at the Bruker BioSpin Group. Dr. Busse joined the Bruker BioSpin Group in June 2015 and served as Executive Vice President of Research and Development until February 2017. Prior to joining the Bruker BioSpin Group, Dr. Busse served in various managerial roles at Philips Healthcare and its subsidiaries from August 1994 until May 2015, including as General Manager Radiology Solutions, from January 2014 to May 2015, and as General Manager MR-Therapy, from August 2009 to December 2013. Dr. Busse holds a B.A. and a Ph.D. in Physics from Rheinische Friedrich-Wilhelms-Universität Bonn.

Mark R. Munch, Ph.D.    Dr. Munch has served since September 2012 as President, Bruker Nano Group, with responsibility for management of its global operations. He has also served, since July 2015, as an Executive Vice President of Bruker, and in that capacity is responsible for providing oversight to our global information technology function and enterprise resource planning, as well as other strategic management development and business process initiatives. Dr. Munch has also served as President of Bruker Nano, Inc., a wholly-owned subsidiary of Bruker, since October 2010. Prior to joining Bruker Nano, Inc., from February 2008 to October 2010, Dr. Munch was Executive Vice President of Veeco Instruments Inc. Dr. Munch also served as a Senior Vice President of Coherent, Inc. from February 2006 to January 2008 and as President and Chief Executive Officer of Cooligy, Inc., a subsidiary of Emerson Electric, from 2004 to 2006. Dr. Munch's background includes over 29 years of experience in marketing, product development, operations and sales, as well as experience in managing significant business units of multi-national corporations. Dr. Munch holds a Bachelor of Science degree in Chemical Engineering from the University of Colorado and a Master of Science degree and Ph.D. in Chemical Engineering from Stanford University.

Burkhard Prause, Ph.D.    Dr. Prause has served as President and Chief Executive Officer of Bruker Energy & Supercon Technologies, Inc., or BEST, since April 2008, with responsibility for management of its global operations. Dr. Prause also was a director of BEST from April 2012 to February 2013. Additionally, he has served as a director of Hydrostatic Extrusions Ltd. since April 2013, and as a Managing Director of Bruker EAS GmbH and Bruker HTS GmbH since January 2005, RI Research Instruments GmbH since December 2008, and Bruker ASC GmbH since March 2009. Prior to that time, Dr. Prause served as Product Manager for Bruker BioSpin MRI GmbH. Before joining Bruker BioSpin MRI GmbH in 2002, Dr. Prause was a senior staff scientist at the Max-Planck Institute in Tubingen, Germany. Dr. Prause currently is a director of CCAS (the Coalition for the Commercial Application of Superconductors), and from 2006 to 2010, Dr. Prause was Chairman of ivSupra, a German superconductor industry coalition. Dr. Prause holds a Ph.D. in Physics from the University of Notre Dame.

Juergen Srega.    Mr. Srega has served as President of the Bruker CALID Group since January 2013, with responsibility for management of its global operations. Mr. Srega also serves as a Managing Director of Bruker Daltonik GmbH, an indirect wholly-owned subsidiary of Bruker located in Germany. Prior to joining us, Mr. Srega served since 1996 in a variety of senior management roles at Thermo Fisher Scientific Inc., a global provider of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery and diagnostics. At Thermo Fisher Scientific, Mr. Srega led a number of significant operating divisions, including as Vice President and General Manager Biomarkers, BRAHMS GmbH, from 2011 to 2012, Vice President and General Manager Scientific Instruments Division Global Products from 2005 to 2011 and Vice President and General Manager Advanced MS from 1996 to 2004. Prior to 1996, Mr. Srega was with Badenwerk AG, a German power utility company located in Karlsruhe, Germany, from 1988 to 1995 and an employee of Bruker GmbH from 1980 to 1988. Mr. Srega holds a Bachelor of Arts degree in Finance from Nord Akademie in Hamburg, Germany and a Bachelor of Arts degree in Engineering from Karlsruhe University of Applied Science in Karlsruhe, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") describes the principles, objectives, and features of our executive compensation program, which is generally applicable to each of our senior officers, including our Chief Executive Officer and the other executive officers listed below and included in the Summary Compensation Table, whom we refer to collectively in this proxy statement as the "named executive officers."

  •
  Dr. Frank H. Laukien, Chairman, President and Chief Executive Officer

  •
  Mr. Gerald Herman, Chief Financial Officer

  •
  Mr. Anthony L. Mattacchione, Former Senior Vice President and Chief Financial Officer

  •
  Dr. Falko Busse, President, Bruker BioSpin Group

  •
  Dr. Mark R. Munch, Executive Vice President and President, Bruker Nano Group and Bruker Nano Surfaces Division

  •
  Mr. Juergen Srega, President, Bruker CALID Group and Bruker Daltonics Division

        Mr. Mattacchione resigned from Bruker effective March 16, 2018. He is included as a named executive officer in this proxy statement pursuant to applicable SEC rules.

Executive Overview

        Our executive compensation program is designed to attract, motivate, retain and reward the individuals who lead Bruker and who are responsible for developing and executing our overall business strategy. Our approach to compensation for our executive officers targets a mix of competitive salaries, performance-based cash incentive awards linked to corporate and individual objectives and long-term equity incentive awards. The majority of our executive officers' pay opportunities is at risk, with a significant amount of those opportunities tied to long-term equity incentive awards, thereby strongly linking the interests of our overall pay program with those of our stockholders. We provide limited perquisites and no excise tax gross ups. We also have a recoupment ("clawback") provision under our incentive plans that allows us to seek reimbursement of short-term incentive payments and repayment of stock award gains in certain circumstances.

        We believe that our compensation policies and practices are effectively designed to motivate and reward performance, and that the mix of compensation elements creates incentives that are closely aligned with increasing stockholder value without encouraging excessive or unnecessary risk-taking.

  2018 Financial Performance

        Our business strategy is to create value for our stockholders based on our ability to innovate and generate revenue growth, both organically and through acquisitions. Achieving improvements in our revenue growth, operating profit, earnings per share and working capital levels are important to our success. Reflecting these objectives, a significant portion of our executive officers' cash compensation is based on our performance relative to goals linked to currency-adjusted revenue growth, non-GAAP gross profit and/or non-GAAP operating profit, working capital ratio reduction and non-GAAP earnings per share.

        In 2018, we exceeded our corporate level goals linked to currency-adjusted revenue growth and increasing our non-GAAP operating profit and non-GAAP earnings per share. We did not achieve our goal of reducing our working capital ratio. Our underlying business results also were generally favorable, with the Bruker CALID Group overachieving with respect to its Group level currency-adjusted revenue growth, non-GAAP gross profit improvement and non-GAAP operating profit improvement metrics, and almost achieving its Group level goals related to reducing the working capital ratio. The Bruker Nano Group overachieved its currency-adjusted revenue growth target and almost achieved its non-GAAP gross profit target but did not achieve its non-GAAP operating profit or working capital ratio goals. The Bruker BioSpin Group did not achieve its Group level financial objectives in 2018. Reflecting these results, Dr. Munch, President of the Bruker Nano Group, and Dr. Busse, President of the Bruker BioSpin Group, received cash incentive awards below target award levels. Based on strong Corporate and Group level performance, Dr. Laukien and Mr. Herman received cash incentive awards slightly above target levels and Mr. Srega, President of the Bruker CALID Group, received a cash incentive award significantly above his target award level.

        Additional information regarding our use of non-GAAP financial measures is included in Part II, Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019.

  2018 Executive Compensation Actions

        Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for 2018, as approved by the Compensation Committee:

  •
  Salaries.  For 2018, the Compensation Committee evaluated our executive officers' base salaries in light of competitive market levels, peer group survey data, individual performance and market conditions and, based on this evaluation, approved a 3% salary increase for Dr. Frank Laukien, our Chief Executive Officer. With the exception of Mr. Herman and Dr. Busse, salary increases ranged from 3% to 5% for our other executive officers serving as such at the beginning of 2018 and continuing in their positions. Mr. Herman and Dr. Busse received higher increases due to mid-year promotions as described below under the heading "2018 Base Salaries."

  •
  Performance-Based Cash Incentive Awards—Calculation.  Consistent with our pay-for-performance philosophy, a significant portion of our executive officers' total compensation potential for 2018 was linked to achievement of corporate and individual performance goals. For example, our Chief Executive Officer's variable cash compensation (at target) in 2018 represented nearly 60% of his total cash compensation opportunity. For the remaining named executive officers, variable cash compensation (at target) represented nearly 40% of total cash compensation.

    Financial performance targets based on our 2018 business plan goals for key financial metrics linked to overall Corporate and Group or Segment level objectives represented 70% of each of our executive officers' total cash incentive compensation potential under their 2018 short-term incentive compensation plans, with the remaining 30% allocated to individual performance goals.

    The basic structure and metrics of the 2018 cash incentive plans established for our executive officers are summarized as follows:

    2018 Short-Term Cash Incentive Plans

CEO & CFO	Group/Segment Presidents	All Executive Officers

Financial Goals ➢ 70% of Total Target Cash Incentive Plan Opportunity		Potential Payout Amounts

Corporate Financial Performance Goals

✓ Currency-Adjusted Revenue Growth (15%) ✓ Non-GAAP Operating Profit Improvement (20%) ✓ Non-GAAP Earnings Per Share Growth (Non-GAAP EPS) (15%) ✓ Working Capital Improvement (20%)	✓ Non-GAAP EPS (10%)	Commensurate with performance on linear scale relative to achievement of each goal, subject to maximum aggregate payout of 200% of target amount linked to financial goals for each executive officer
Group/Segment Financial Performance Goals

✓ Currency-Adjusted Revenue Growth (15%)
✓ Non-GAAP Gross Profit Improvement (15%)
✓ Non-GAAP Operating Profit Improvement (15%)
✓ Working Capital Improvement (15%)

Individual Goals ➢ 30% of Total Target Cash Incentive Plan Opportunity		Potential Payout Amounts

✓ Individual strategic and organizational objectives	✓ Individual strategic and organizational objectives	0 - 125%, subject to adjustment at the discretion of the Compensation Committee

  •
  Performance-Based Cash Incentive Awards—Payouts.  Based on 2018 financial goals and actual performance results, cash incentive payments to our named executive officers based on financial goals ranged from 49% to 152% of target. In addition, cash incentive payments based on individual performance goals ranged from 95% to 129% of target. Reflecting this financial and individual performance, total cash incentive payouts to our named executive officers for 2018 ranged from 63% to 140% of short-term incentive award targets.

  •
  Long-Term Incentive Awards.  In 2018, the Compensation Committee approved long-term incentive awards to our named executive officers and senior management team, including awards of stock options and RSUs, which vest ratably over four years from the date of grant. Our Compensation Committee selected time-based awards for our long-term incentives as an appropriate complement to the strong performance component of our short-term incentive awards. The value of such awards to our Chief Executive Officer approximated 3.7 times his base salary and almost 61% of his total direct compensation, which includes base salary, target bonus and long-term equity incentives, thus linking a significant portion of his total compensation to stockholder value. Our Group Presidents and our Chief Financial Officer also were awarded significant equity stakes in amounts representing, on average, 1.2 times their base salaries, or approximately 42% (on average) of their total direct compensation at target levels.

    We believe the combination of a high proportion of total compensation tied to share price performance and a four-year vesting period for equity awards further aligns the interests of our executives with the long-term interests of our stockholders.

2018 Say on Pay Vote

        We hold annual advisory votes on the compensation paid to our named executive officers, or "say on pay" votes. Over 99% percent of the shares voted on "say on pay" at our 2018 Annual Meeting of Stockholders approved our named executive officer compensation decisions and policies described in our 2018 proxy statement. The Compensation Committee considered this result in 2018 and determined that it was not necessary to make any material changes to our compensation policies and practices. We will next ask our stockholders to cast a vote on the frequency of future "say on pay" votes at our 2023 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Process

  Key Considerations in Setting Compensation

        Our key objectives in structuring and determining executive compensation are to:

  •
  attract and retain qualified executive officers not only by offering fair, competitive and comprehensive compensation packages but also by offering long-term job stability, opportunities for advancement, and the satisfaction of making a difference in advancing life sciences and healthcare;

  •
  motivate existing officers to perform by providing meaningful incentive-based compensation that aligns our executives' interests with those of our long-term stockholders and other stakeholders;

  •
  pay for performance by aligning executive compensation with our annual and long-term strategic performance goals; and

  •
  develop incentives to achieve high levels of short and sustainable long-term company performance, without encouraging excessive or unnecessary risk-taking.

        To achieve these objectives, we have embraced a compensation philosophy that seeks to align compensation with our strategic objectives and reward our executive officers for meeting or exceeding certain pre-determined performance goals. Executive compensation at Bruker is based in large part on a pay-for-performance philosophy, through annual incentive bonus awards which emphasize both company and individual performance measures that correlate closely with the achievement of our short-and long-term strategic performance objectives. To motivate our executive officers, we focus on cash compensation in the form of salary and annual performance incentives, a portion of which is tied to the individual's performance, and we augment this cash compensation with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of shareholder value through grants of equity incentive awards with extended multi-year vesting schedules.

  Role of the Compensation Committee

        Our Compensation Committee oversees management's administration of our executive compensation program, including:

  •
  Determining overall option and restricted stock award guidelines and aggregate share usage and dilution levels,

  •
  Determining the Chief Executive Officer's salary, target and actual bonus, and equity-based compensation,

  •
  Overseeing the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the named executive officers,

  •
  Reviewing general policy matters relating to compensation and employee benefits, and

  •
  Making recommendations concerning these matters to the Board.

        The Compensation Committee conducts the annual performance evaluation of our Chief Executive Officer. Generally, the process begins with the Chief Executive Officer completing a self-evaluation, which is submitted to the Compensation Committee for review and discussion. As part of this review, the Chair of the Compensation Committee may solicit views from other members of our Board, after which the Chair of the Compensation Committee provides feedback to the Chief Executive Officer. The Compensation Committee uses this evaluation along with market data comprised of peer group and salary survey information in setting the Chief Executive Officer's compensation.

        Prior to the end of the first quarter of each year, the Compensation Committee reviews and approves changes to our executive officers' total target cash compensation, including base salary and target incentive compensation. Also during this time, the Compensation Committee reviews recommendations from management on the prior year's short-term incentive compensation programs relative to anticipated corporate and individual performance. Additionally, the Compensation Committee reviews and makes recommendations to the full Board regarding any changes to Board compensation and reviews recommendations for long-term equity incentive awards.

        The Compensation Committee assesses competitive market compensation for our executive officers using a variety of external sources, including cash and long-term incentive compensation data derived from independent sources, including market surveys and proxy information, for a reference group of publicly-traded companies in the same or similar industries. Although individual pay is driven largely by individual and corporate performance considerations, the Compensation Committee has historically used reference group data as a "market check" to help ensure that individual cash compensation levels remain reasonable and competitive.

        The Compensation Committee retains the discretion to approve awards in excess of those calculated to have been earned under the pre-established cash incentive plans of our executive officers in recognition of exceptional performance. Additionally, the Compensation Committee may exercise its discretion not to approve cash incentive plan awards calculated to have been earned under a pre-established cash incentive plan of an executive officer in the event the Compensation Committee determines that such executive officer has violated Bruker policies or has failed to meet minimum performance expectations. The Compensation Committee may also recoup incentive compensation payments if it determines that a recipient has engaged in activities detrimental to our business, as well as excess payments made before a financial restatement resulting from material non-compliance with accepted financial requirements or reporting standards.

  Role of Management

        The Chief Executive Officer, with the assistance of the Chief Financial Officer, is responsible for making recommendations to the Compensation Committee for our Company-wide financial performance goals and their respective weightings. He is also responsible for making recommendations to the Compensation Committee for the individual incentive goals and weightings for our other executive officers. The Chief Executive Officer is also responsible for developing and providing a proposal to the Compensation Committee for his own cash incentive plan, including the goals, weightings and target levels. The Compensation Committee reviews the recommendations of the Chief Executive Officer and Chief Financial Officer and determines the final incentive plan structure and goals for each of the executive officers, including threshold and target performance levels. After the close of the year, the Chief Executive Officer, assisted by the Chief Financial Officer and the Senior Director of Human Resources, provides the Compensation Committee with his assessment of the performance of the other executive officers against their respective bonus goals and proposed cash incentive plan payout. When determining the cash incentive plan payout for our executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on its assessment of each executive officer's performance relative to his or her performance-based goals.

        The Chief Executive Officer and the Senior Director of Human Resources participate in Compensation Committee meetings, at the request of the Compensation Committee, to provide background information and explanations supporting compensation recommendations, including the results of annual performance evaluations for our named executive officers. The Chief Financial Officer may participate in Compensation Committee meetings to provide perspective and supplemental information related to our financial goals and other financial plan topics.

  Role of Compensation Consultants

        In light of the growth and evolution in recent years in our size and complexity and our global operations, changes in the competitive landscape as a result of industry consolidation and changes in our own organizational and management structure, the Compensation Committee and management have worked with independent consulting firm Radford Consulting, or Radford, to, among other things, review market surveys, observations and recommendations regarding our executive compensation program relative to other similarly situated public companies and receive external perspectives on evolving trends related to executive compensation program design, best practices and changes in the regulatory landscape.

        Radford provides support to management and the Compensation Committee, including the selection of a peer group of companies and development of peer group survey data, as well as analysis and advice on our executive compensation structure, program design and market practices. Services provided during 2018 by Radford included working with us to assess the current peer group for reasonableness and various compensation analyses and assessments, including with respect to the 2018 CEO pay ratio analysis. The analyses and recommendations provided by Radford were among the inputs considered in the evaluation of our compensation process, program design and executive compensation determinations for 2018. The selected peer group is generally used for compensation assessments and analyzing our executive compensation pay levels and practices, including our share allocation and utilization for employee equity awards as compared with peer companies.

        For its services as our executive compensation consultant, Radford received aggregate fees of approximately $74,000 in 2018, as well as approximately $57,000 for non-executive compensation consulting and surveys. The Committee has evaluated Radford's independence by considering each of the independence factors adopted by Nasdaq and the SEC. Based on such evaluation, the Committee determined that no conflicts of interest existed during 2018 or exist currently. The Compensation

Committee has the authority to retain, compensate and terminate any consultants or advisers it deems necessary to assist it in the fulfillment of its responsibilities.

  Peer Group Review and Market Data

        In establishing and evaluating 2017 compensation for our executive officers, the Compensation Committee utilized survey market data and peer group analysis provided by Radford. The Compensation Committee believes that it is important to consider compensation practices of companies that are comparable to us in terms of revenue, market capitalization, employees, global reach, scale and complexity and industry. Radford generally targeted companies in the range of 1/2 to three times the size of Bruker across various categories, considering the global complexity and reach of Bruker. The market data provided by Radford was based on published survey sources, including Radford's Global Technology Survey and Aon Hewitt's Total Compensation Management Database, as well as recent proxy statements of our peer group companies. The Compensation Committee references ranges of the market data provided, including the 10th, 25th, 50th, and 75th percentiles, considering all of these sources in determining the appropriate level of compensation for our executive officers.

        For 2018 compensation evaluations, the Compensation Committee determined that certain changes were needed to better align the 2017 peer group's revenue levels and total market value to the 50th percentile. This new peer group identified by Radford and approved by the Compensation Committee comprised 17 companies in the scientific tools, instruments, and services industries. The Compensation Committee believes that a peer group consisting of competitors of various sizes provides useful insight for its consideration of compensation levels, including information about the range and median of competitive salaries, cash bonuses and long-term incentives. In addition to industry, complexity and size characteristics, the Compensation Committee also considers the extent to which our selected peer group companies consider us a peer, how other third-party organizations (such as the Standard and Poor's GICS methodology) categorize Bruker and other companies which shareholder advisory firms (such as ISS) consider comparable to us. In 2018, at the time Radford compiled data for the peer group companies, the companies in our new selected peer group ranged in size on a revenue basis from approximately $0.96 to $2.1 billion, at the 25th and 75th percentiles, respectively, with a median of $1.8 billion, compared to our trailing twelve-month revenue of $1.77 billion, and a range of 3,542 to 7,412 employees at the 25th and 75th percentiles, respectively, with median number of employees of 5,218 compared to our 6,300. The peer group considered by the Compensation Committee for its evaluation of 2018 executive compensation levels and practices included:

• Analogic Corporation	• MKS Instruments, Inc.
• Bio-Rad Laboratories, Inc.	• National Instruments Corporation
• Charles River Laboratories International, Inc.	• OSI Systems, Inc.
• Coherent, Inc.	• PerkinElmer, Inc.
• FLIR Systems, Inc.	• Teradyne Inc.
• Haemonetics Corporation	• Veeco Instruments Inc.
• KLA-Tencor Corporation	• Waters Corporation
• Luminex Corporation	• Watts Water Technologies, Inc.
• Mettler-Toledo International Inc.

        In general, in light of our relative market position, the Compensation Committee considered the range and median compensation levels of the companies in the peer group to be appropriate and reasonable competitive comparisons for our executive officers when evaluating and approving 2018 compensation packages.

Components of Executive Compensation

        Total direct compensation consists of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and restricted stock unit grants.

        Annual Base Salary.    Base salaries are determined based on a variety of factors, including each officer's level of responsibility, scope of the role, experience and potential, performance and a comparison of salaries paid to peers within Bruker and to those with similar roles at other similarly situated companies, including those found in the market surveys and peer group data reviewed by the Compensation Committee. Base salaries are set at levels that the Compensation Committee believes are reasonably competitive to allow us to attract and retain qualified executives. Base salaries are reviewed annually and may be adjusted after considering the various factors described above.

        Annual Cash Incentive Awards.    Annual incentive awards in the form of performance-based cash incentive bonuses for our executive officers are based upon management's success in achieving a combination of financial and individual measures established each year by the Compensation Committee after consultation with management. The specific goals vary for each executive officer based on responsibilities and role within Bruker and may include financial or strategic measures. Individual goals are intended to reward performance which results in Bruker meeting or exceeding its financial or operational goals.

        The Compensation Committee also considers the mix of performance goals to balance the incentives created to mitigate risks that may be associated with a particular performance goal. Through a mix of financial metrics and individual goals, cash incentive awards reflect both the individual's contributions compared to his or her specific performance goals for the year and the overall performance of Bruker or the particular operations under the executive officer's leadership.

        Long-Term Incentive Awards.    Equity incentive compensation in the form of stock option and restricted stock unit (RSU) awards is designed to provide long-term incentives to executive officers and other employees, to encourage them to remain with us and to enable recipients to develop and maintain a long-term stock ownership position in our common stock, which in turn motivates them to focus on creating long-term enhancement to stockholder value.

        Our 2016 Incentive Compensation Plan, or the 2016 Plan, is the vehicle used for grants of equity incentive awards to our executive officers and other employees. The 2016 Plan provides for the grant of awards of options, including nonqualified stock options or incentive stock options, restricted stock, unrestricted stock, restricted stock units, stock appreciation rights, performance shares and performance units, as well as cash-based awards. We primarily use RSU awards to provide a more tax-effective equity vehicle for our international employees and additional flexibility for us to deliver awards in the form of stock or cash. Our management evaluates the efficacy of our long-term incentive compensation on an ongoing basis and provides input and recommendations to the Compensation Committee with regard to the optimal form and extent of equity incentives to be granted to employees, including executive officers.

        Equity incentive awards are discretionary and may be granted by the Compensation Committee at any time. The Compensation Committee also considers individual and Company performance in determining the value of total and individual equity awards. We consider long-term equity compensation to be an integral part of a competitive executive compensation package as a way to reinforce the individual's commitment to Bruker, create an ownership mentality and provide an important mechanism to align the interests of management with those of our stockholders.

Mix of Compensation

        In accordance with our pay-for-performance philosophy, variable compensation in the form of short-term cash incentive compensation and long-term equity incentive awards are intended to be a significant portion of overall compensation, with this at-risk component increasing as a percentage of overall compensation potential as the individual officer's responsibility increases. For example, approximately 84% of our Chief Executive Officer's total compensation is variable or "at risk," meaning these amounts must be re-earned each year. Similarly, between 50% and 69% of the total compensation of our other named executive officers is comprised of variable pay.

        Specifically, on a target basis in 2018, approximately 58% of our Chief Executive Officer's total potential cash compensation at the target level was at risk through his short-term cash incentive program. Additionally, recognizing the importance of providing further incentives directly linked to the performance of our common stock and aligned with stockholder interests, in 2018 the Compensation Committee approved market competitive long-term incentive awards to Dr. Laukien, our Chief Executive Officer, and Mr. Herman, our Chief Financial Officer, of stock options and RSU awards valued at the time of grant at over 377% and 112% of base salary, respectively, in each case subject to time-based vesting over four years and continued employment. Equity awards for our Group presidents on average approximated 122% of base salary, signifying strong alignment for our executive team with stockholder interests. Equity compensation comprised approximately 61% of our Chief Executive Officer's total direct compensation and approximately half of our Chief Financial Officer's total direct compensation, which includes base salary, annual bonus and long-term incentives. Long-term incentives as a percent of total direct compensation for our Group presidents also approximated 41% of their total direct compensation. Long-term incentives as a percent of total direct compensation for the named executive officers as a group, including the CEO, ranged from approximately 25% to 61%.

        The following charts and table illustrate the mix of base salary at approved 2018 levels, short-term cash incentive bonus at target levels and long-term incentive awards ("LTI") provided in the compensation packages of our Chief Executive Officer ("CEO"), and, on average, our named executive officers other than our Chief Executive Officer ("Other NEOs").

Named Executive Officer Compensation Mix

	CEO Pay Mix		Other NEO Average Pay Mix
Element	Value ($)	% of Total Direct Compensation	Value(1) ($)	% of Total Direct Compensation
Base Salary(2)	730,675	16%	408,029	37%
Bonus(3)	1,031,030	23%	243,984	21%
Long Term Incentives(4)	2,775,027	61%	541,955	42%
Total Direct Compensation	4,536,732		1,193,968

(1)
The values reported reflect conversion from Euros (€) and Swiss Francs (CHF) to U.S. Dollars at conversion rates of €1.0 =$1.1809 and CHF 1.0=$1.0224, respectively, reflecting 2018 average midpoint rates.

(2)
Base salaries are as reported in the Summary Compensation Table following this CD&A.

(3)
Bonus represents the target level of the short-term cash incentive plan of the CEO and Other NEOs.

(4)
Long-term incentive awards are based on the economic values of the awards as approved by the Compensation Committee.

2018 Base Salaries

        Annual base salaries approved by the Compensation Committee for each of our named executive officers for 2018 were as follows:

	2018 Base Salary ($)		2017 Base Salary ($)(1)		% Change
Dr. Frank Laukien	736,450		715,000		3.0%
Mr. Herman	420,000		—		—
Mr. Mattacchione(2)	447,260		447,260		—
Dr. Busse	353,322	(3)	—		—
Dr. Munch	556,432		529,935		5.0%
Mr. Srega	397,446	(4)	369,238	(5)	3.0%

(1)
As Mr. Herman and Dr. Busse were not named executive officers in 2017, their 2017 salaries are not included.

(2)
Mr. Mattacchione, our former Chief Financial Officer, resigned from Bruker on March 16, 2018.

(3)
Amount represents the U.S. Dollar equivalent value of Dr. Busse's base salary (CHF 345,581), based on the 2018 average midpoint conversion rate of CHF 1.0= 1.0224.

(4)
Amount represents the U.S. Dollar equivalent value of Mr. Srega's base salary (€326,759), based on the 2018 average midpoint conversion rate of €1.0 =$1.1809.

(5)
Amount represents the U.S. Dollar equivalent value of Mr. Srega's base salary (€326,759), based on the 2017 average midpoint conversion rate of €1.0 =$1.1300.

        For 2018, the Compensation Committee approved salary increases ranging from 3% to 5% for our executive named executive officers serving as such at the beginning of 2018. The Compensation Committee considered these increases appropriate based on its evaluation of competitive market levels, peer group survey data, individual performance and market conditions. The Compensation Committee adjusted Mr. Herman's salary to $322,000 when he was appointed interim Chief Financial Officer on March 17, 2018, an increase of 29%. Upon Mr. Herman's election to Chief Financial Officer by the Board on June 6, 2018, the Compensation Committee approved an additional base salary adjustment to

$420,000, a further increase of 31%. The Compensation Committee approved an 18% increase to Dr. Busse's base salary based on his election to President of the Bruker BioSpin Group on May 1, 2018.

        Base salary increases, other than those approved in connection with changes in Mr. Herman's and Dr. Busse's responsibilities, became effective April 1, 2018.

Cash Incentive Plans and Review of 2018 Performance

        Under the annual short-term incentive compensation plans, or ICPs, executive officers are eligible for cash awards based on a combination of our attainment of pre-established financial performance metrics and achievement of specific individual performance goals. While still measurable, individual performance goals may not always be as quantifiable as the financial objectives. Thus, and consistent with past practice, the Compensation Committee structured our executive officers' 2018 ICPs as follows:

  •
  At the beginning of the year, the Compensation Committee set individual target awards for each executive officer, expressed as a percentage of base salary, based on the executive's level of responsibility and upon a review of management recommendations, compensation information from our peer group and survey market data for comparable positions.

  •
  Also at the beginning of the year, the Compensation Committee established performance measures and goals for the ICPs, which included the financial and strategic metrics being assessed, performance thresholds and targets, weightings and due dates for each metric. The Compensation Committee also approved the executive officers' individual performance goals.

  •
  After the close of the year, the Compensation Committee received a report from management regarding Company, operating Group and individual performance against the pre-established performance goals of the ICPs. Actual awards for 2018 were approved based on each named executive officer's individual award target percentage and the overall Company, Group and/or individual performance relative to the specific performance goal, as determined by the Compensation Committee.

        The two primary classifications of performance goals utilized in ICPs are financial goals and individual goals. Each performance metric represents part of the total incentive award calculation, with the financial goals accounting for, in the aggregate, 70% of the target award potential and the individual goals accounting for, in the aggregate, 30% of the total incentive award potential. Payments for cash incentive bonuses linked to the achievement of pre-established financial performance goals are calculated based on percentage achievement of the financial target goal. While there is no maximum payout for any single financial goal, the combined payout for the financial goals portion of an individual's ICP is limited to 200% of the financial incentive award target.

        Payments for individual performance goals are made in a range of 0% to 125%, based on evaluation of the named executive officer's performance and determined by the Compensation Committee according to the following schedule:

2018 Individual Goal Performance Measurement and Payout Levels

Performance Descriptor	Performance Level and Payout Percentage
Significantly Exceeded	125%
Achieved	100%
Mostly Achieved	75%
Partially Achieved	50%
Not Achieved	0%

        Individual performance goals are generally set as stretch but attainable goals, with over-achievement of goals anticipated to occur in limited circumstances. Additionally, the Compensation Committee may, in its discretion, award cash incentive bonuses above the target level in the event it determines that an executive officer has delivered exceptional performance. Cash incentive compensation plans of our named executive officers operate under a common set of performance metrics and calculation methodologies, with goals adjusted at the Corporate or Group level to reflect individual areas of responsibility.

  2018 Cash Incentive Plans

        Setting Incentive Target Levels.    The following table summarizes the 2018 ICP target levels approved for each of our named executive officers and the relationship of performance-based cash compensation at target levels to base salary and total potential cash compensation. Mr. Mattacchione resigned effective March 16, 2018 and did not participate in the 2018 ICP program.

2018 Cash Incentive Targets

	Target Level ($)	% of Base Salary at Target Achievement	% of Total Potential Cash Compensation at Target Achievement
Dr. Frank Laukien	1,031,030	140%	58%
Mr. Herman	231,000	55%	35%
Dr. Busse(1)	176,662	50%	33%
Dr. Munch	347,770	62.5%	38%
Mr. Srega(2)	228,531	57.5%	37%

(1)
Amounts in the table represent the U.S. Dollar equivalent value of Dr. Busse's cash incentive target (CHF 172,791), based on the 2018 average midpoint conversion rate of CHF 1.0= 1.0224.

(2)
Amounts in the table represent the U.S. Dollar equivalent value of Mr. Srega's cash incentive target (€193,523), based on the 2018 average midpoint conversion rate of €1.0 =$1.1809.

        When setting individual target incentive levels for 2018 ICPs, the Compensation Committee reviewed, for each named executive officer, individual target awards applicable in 2017, the total cash compensation established for 2017 and the projected cash compensation for 2018, considering how the total cash compensation of each named executive officer compared to peer group and related market data, and the responsibilities of each named executive officer. Additionally, the Committee considered long-term incentive target levels, to take into account a total direct compensation view, so that no one element was determined in isolation. Based upon this review, the Compensation Committee determined Dr. Laukien's cash incentive target should remain at 140% of base pay. The Compensation Committee also determined that a greater amount of Mr. Herman's potential cash compensation should be tied to performance incentives in light of his responsibilities and therefore increased his cash incentive target to 55% of base salary from 40% of base salary in 2017. Finally, based on its review of peer group data and the overall compensation of each other named executive officer, the Compensation Committee determined to maintain the cash incentive target for Dr. Busse and make incremental increases to Dr. Munch's and Mr. Srega's cash incentive targets for 2018 to 62.5% and 57.5% of base salary, respectively.

        Setting Performance Goals and Thresholds.    The Compensation Committee establishes specific Corporate level financial performance goals for our executive officers with corporate responsibilities, including Dr. Laukien and Mr. Herman, and Group level financial performance goals for our executive officers with Group level management responsibilities based on key Corporate, Group or divisional business plan goals for the year. In addition to goals tied to Group level financial performance, each of our Group Presidents has a portion of his incentive award potential linked directly to our non-GAAP earnings per share, creating additional alignment with our overall strategic objectives.

        Financial performance goals generally reflect targeted growth over the results achieved in the prior year for the relevant metric, with a threshold level of current year performance required for any cash incentive payout. Threshold levels are typically equal to the prior year performance. However, in the case of business plan goals for which only modest or no growth is forecast, performance thresholds may be set at 95% of the business plan goal, which may result in a performance threshold that is less than the results achieved in the prior year. Our 2018 business plan included goals of more than 5% growth in our named executive officers' financial targets at the Corporate level and the Bruker BioSpin, Bruker CALID and Bruker Nano Group levels. As a result, 2017 performance was the threshold achievement for our named executive officers to earn any portion of their cash incentive plan targets linked to financial performance goals.

  2018 Cash Incentive Award Determinations

2018 Corporate Level Performance Goals

Dr. Frank Laukien
Mr. Herman

 Financial Performance Goals
(70% of Target Bonus Potential)

2018 Corporate Level Performance Goals(1)	Weighting	Performance Threshold(2)	2018 Performance(3)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $100.6 million Currency-			$130.9 million Currency-
Adjusted Revenue Growth	15%	100%	Adjusted Revenue Growth	130.2%	19.5%

• $26.9 million Non-GAAP
Operating Profit
Improvement (adjusted
for acquisition and			$35.6 million increase in
restructuring charges)	20%	100%	Non-GAAP Operating Profit	132.2%	26.4%

• $0.032 Reduction in
Working Capital Ratio
(adjusted for acquisition			$0.018 reduction in Working
and restructuring charges)	20%	100%	Capital Ratio	54.7%	10.9%

• $0.16 Increase in Non-GAAP
Earnings Per
Share (adjusted for
acquisition and restructuring			$0.18 increase in Non-
charges)	15%	100%	GAAP Earnings Per Share	112.5%	16.9%

Total	70%			105.4%	73.8%

(1)
The performance goal reflected for each financial goal is equal to the difference between (x) our 2018 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2018 ICP.

(2)
Reflects the performance threshold expressed as a percentage of our 2017 results.

(3)
Reflects 2018 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization, information technology transformation costs, impairment and the exclusion of acquisitions not included in our 2018 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2018 ICP for the corresponding financial goal.

Currency-Adjusted Revenue Growth is the difference between our 2018 and 2017 actual results. Currency-Adjusted Revenue Growth is determined by applying the 2018 business plan exchange rates to local currency results, which resulted in a $23.9 million upward adjustment. Currency-Adjusted Revenue Growth also includes a $23.1 million downward adjustment associated with acquisitions not included in our 2018 business plan goal.

The change in Non-GAAP Operating Profit is the difference between our 2018 and 2017 non-GAAP results and has been adjusted downward $1.4 million for the impact associated with acquisitions not included in our 2018 business plan goal.

The change in Non-GAAP Earnings Per Share (EPS) is the difference between the 2018 and 2017 non-GAAP results. Non-GAAP EPS includes the following adjustments to our GAAP EPS as reported in our Annual Report on Form 10-K filed with the SEC on March 1, 2019:

	2018	2017
GAAP EPS (Diluted)	$1.14	$0.49
Non-GAAP Adjustments:
Restructuring Costs	0.06	0.10
Acquisition-Related Costs	0.05	0.06
Purchased Intangible Amortization	0.18	0.19
Other Costs	0.06	0.03
Income Tax Rate Differential	(0.09)	0.33

Total Non-GAAP Adjustments	0.26	0.72

Non-GAAP EPS (Diluted)	$1.40	$1.21

  The change in Non-GAAP EPS has been adjusted downward $0.01 for the impact associated with acquisitions not included in our 2018 business plan goal.

  The change in the Working Capital Ratio is the difference between the 2018 and 2017 actual results and includes a $0.019 adjustment associated with acquisitions not included in our 2018 business plan goal.

  For additional information regarding our GAAP and non-GAAP results, please see Part II, Item 7-Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K filed with the SEC on March 1, 2019.

        For 2018, the Compensation Committee established financial performance targets that represented 70% of each named executive officer's total incentive award target. The Corporate level goals for these executive officers emphasized key elements of our strategy for providing value to our stockholders, with a mix of goals that focus on generating revenue growth, improving efficiency and profitability, and working capital reduction. As summarized in the table above, we did not achieve our Corporate level reduction in working capital goal, but significantly exceeded each of our other Corporate level financial performance goals. Consistent with our pay-for-performance philosophy, the cash incentives earned by Dr. Laukien and Mr. Herman for the financial performance portion of their 2018 ICPs were approximately 105.4% of their cash incentive targets linked to financial performance goals, or approximately 73.8% of their respective total cash incentive targets.

Individual Performance Goals
(30% of Target Bonus Potential)

        In addition to the financial performance goals, the Compensation Committee established individual performance goals for each of our executive officers to measure and reward performance with respect to organizational, strategic and other predominantly, although not exclusively, non-financial focuses of corporate or individual development. In determining award payouts for these goals, the Compensation Committee considered each of the executive officers' achievements in meeting their individual performance goals and the substantial progress made during 2018 with respect to a variety of strategic, organizational and infrastructure initiatives implemented under their leadership. The individual performance goals for Dr. Laukien's and Mr. Herman's 2018 ICPs are described below.

  Dr. Laukien

        Dr. Laukien's 2018 individual performance goals and his achievement rating for each goal were as follows:

Individual Goal	Rating
Drive Strategic M&A	Achieved
Implement Tax Planning Initiatives	Achieved
Increase Operational Excellence	Achieved
Enhance Compliance & Controls	Achieved
Drive Organic Growth Initiatives	Achieved
Develop Leadership Team	Achieved
Drive Innovation	Mostly achieved

        Consistent with this assessment of performance, Dr. Laukien earned 95.0% of the portion of his cash incentive target linked to individual performance goals, or 28.5% of his total cash incentive target.

  Mr. Herman

        Mr. Herman's 2018 individual performance goals and his achievement rating for each goal were as follows:

Individual Goal	Rating
Drive Investor Relations Initiatives	Achieved
Enhance Compliance & Controls	Achieved
Implement Tax Planning Initiatives	Mostly Achieved
Drive Transition Activities & Business Partnering	Significantly Exceeded

        Consistent with this assessment of performance, Mr. Herman earned 108.75% of the portion of his cash incentive target linked to individual performance goals, or 32.6% of his total cash incentive target.

2018 Bruker BioSpin Group Performance Goals

Dr. Busse

Financial Performance Goals
(70% of Target Bonus Potential)

2018 Bruker BioSpin Group (BBIO) Performance Goals(1)	Weighting	Performance Threshold(2)	2018 Performance(3)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $49.0 million BBIO Currency-Adjusted Revenue Growth	15%	100%	$25.7 million increase in Currency-Adjusted Revenue Growth	52.5%	7.9%
• $27.8 Million BBIO Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$13.7 million increase in Non-GAAP Gross Profit	49.3%	7.4%
• $18.6 Million BBIO Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$7.0 million increase in Non-GAAP Operating Profit	37.3%	5.6%
• $0.041 Reduction in BBIO Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%	$0.005 reduction in Working Capital Ratio	13.5%	2.0%
• $0.16 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	100%	$0.18 increase in Non-GAAP Earnings Per Share	112.5%	11.3%
Total	70%			48.8%	34.1%

(1)
The performance goal reflected for each financial goal is equal to the difference between (x) our 2018 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2018 ICP.

(2)
Reflects the performance threshold expressed as a percentage of our 2017 results.

(3)
Reflects 2018 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization and the exclusion of acquisitions not included in our 2018 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2018 ICP for the corresponding financial goal. Currency-Adjusted Revenue Growth is determined by applying 2018 business plan exchange rates to local currency results. For additional information regarding our non-GAAP Earnings Per Share results, please see footnote 3 to the Financial Performance Goals table on page 34 of this proxy statement.

        As President of the Bruker BioSpin Group, Dr. Busse's 2018 ICP included financial performance goals directly relating to his leadership of the Bruker BioSpin Group. As summarized in the table above, Bruker BioSpin only partially achieved each of its goals related to 2018 financial performance. As a result, the cash incentive award payout earned by Dr. Busse for the financial performance portion of his 2018 ICP opportunity was equal to approximately 48.8% of his cash incentive target linked to financial performance goals, or approximately 34.1% of his total cash incentive target.

Individual Performance Goals
(30% of Target Bonus Potential)

        Dr. Busse's 2018 individual performance goals and his achievement rating for each goal were as follows:

Individual Goal	Rating
Drive Organic Growth Initiatives	Not Achieved
Improve Marketing Organization	Achieved
Drive Strategic M&A	Mostly Achieved
Drive Product Innovation	Mostly Achieved
Drive Gross Profit & Gross Margin Expansion Initiatives	Significantly Exceeded
Enhance Compliance & Controls	Significantly Exceeded
Improve Productivity	Significantly Exceeded

        Consistent with this assessment of performance, Dr. Busse earned 94.5% of his cash incentive target linked to individual performance goals, or 28.4% of his total cash incentive target.

2018 Bruker Nano Group Performance Goals

Dr. Munch

Financial Performance Goals
(70% of Target Bonus Potential)

2018 Bruker Nano Group (NANO) Performance Goals(1)	Weighting	Performance Threshold(2)	2018 Performance(3)	% of Incentive Goal Achieved	% of Incentive Target Earned
• $36.1 Million NANO Currency-Adjusted Revenue Growth	15%	100%	$46.2 million increase in Currency-Adjusted Revenue	127.9%	19.2%
• $21.2 Million NANO Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$20.3 million increase in Non-GAAP Gross Profit	95.9%	14.4%
• $13.3 Million NANO Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$9.7 million increase in Non-GAAP Operating Profit	72.6%	10.9%
• $0.062 Reduction in NANO Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%	$0.015 reduction in Working Capital Ratio	24.1%	3.6%
• $0.16 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	100%	$0.18 increase in Non-GAAP Earnings Per Share	112.5%	11.3%
Total	70%			84.8%	59.3%

(1)
The performance goal reflected for each financial goal is equal to the difference between (x) our 2018 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2018 ICP.

(2)
Reflects the performance threshold expressed as a percentage of our 2017 results.

(3)
Reflects 2018 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization and the exclusion of acquisitions not included in our 2018 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2018 ICP for the corresponding financial goal. Currency-Adjusted Revenue Growth is determined by applying 2018 business plan exchange rates to local currency results. For additional information regarding our non-GAAP Earnings Per Share results, please see footnote 3 to the Financial Performance Goals table on page 34 of this proxy statement.

        As Executive Vice President, and President of the Bruker Nano Group, Dr. Munch's 2018 ICP included financial performance goals directly relating to his leadership of the Bruker Nano Group. As summarized in the table above, the Bruker Nano Group exceeded its goal related to revenue growth but did not fully achieve the rest of its 2018 financial performance goals. Accordingly, the cash incentive award payout earned by Dr. Munch for the financial performance portion of his 2018 ICP opportunity was equal to approximately 84.8% of his cash incentive target linked to financial performance goals, or approximately 59.4% of his total cash incentive target.

Individual Performance Goals
(30% of Target Bonus Potential)

        Dr. Munch's 2018 individual performance goals and his achievement rating for each goal were as follows:

Individual Goal	Rating
Drive Organic Growth Initiatives	Achieved
Drive Product Innovation	Achieved
Implement Cost Control Initiatives	Achieved
Drive Business Unit Initiatives	Achieved
Enhance Compliance & Controls	Achieved
Drive IT Strategy	Achieved
Drive Strategic M&A	Significantly Exceeded(1)
Drive Product Innovation	Mostly Achieved

(1)
In determining Dr. Munch's cash incentive award, the Compensation Committee exercised discretion to increase the payout amount for achievement in respect of his M&A goal based on his exceptional performance identifying acquisition candidates and completing strategic transactions.

        Consistent with this assessment of performance, Dr. Munch earned a cash incentive award equal to 129.25% of the portion of his target cash incentive bonus potential attributable to his individual performance goals, or 38.7% of his total cash incentive target.

2018 Bruker CALID Group Performance Goals

Mr. Srega

 Financial Performance Goals
(70% of Target Bonus Potential)

2018 Bruker CALID Group (CALID) Performance Goals(1)	Weighting	Performance Threshold	2018 Performance(3)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $31.9 million CALID Currency-Adjusted Revenue Growth	15%	100%	$49.7 million increase in Currency-Adjusted Revenue Growth	156.0%	23.4%
• $23.9 Million CALID Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$29.3 million increase in Non-GAAP Gross Profit	122.6%	18.4%
• $6.5 Million CALID Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$16.5 million increase in Non-GAAP Operating Profit	255.7%	38.4%
• $0.028 Reduction in CALID Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%	$0.027 reduction in Working Capital Ratio	99.3%	14.9%
• $0.16 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	100%	$0.18 increase in Non-GAAP Earnings Per Share	112.5%	11.3%
Total	70%			151.9%	106.3%

(1)
The performance goal reflected for each financial goal is equal to the difference between (x) our 2018 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2018 ICP.

(2)
Reflects the performance threshold expressed as a percentage of our 2017 results.

(3)
Reflects 2018 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization and the exclusion of acquisitions not included in our 2018 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2018 ICP for the corresponding financial goal. Currency-Adjusted Revenue Growth is determined by applying 2018 business plan exchange rates to local currency results. For additional information regarding our non-GAAP Earnings Per Share results, please see footnote 3 to the Financial Performance Goals table on page 34 of this proxy statement.

        As President of the Bruker CALID Group, Mr. Srega's 2018 ICP included financial performance goals directly relating to his leadership of the Bruker CALID Group. As summarized in the table above, Bruker CALID almost achieved its goal related to working capital ratio reduction and significantly exceeded its other 2018 financial performance goals. As a result, the cash incentive award payout earned by Mr. Srega for the financial performance portion of his 2018 ICP opportunity was equal to approximately 151.9% of his cash incentive target linked to financial performance goals, or approximately 106.3% of his total cash incentive target.

Individual Performance Goals
(30% of Target Bonus Potential)

        Mr. Srega's 2018 individual performance goals and his achievement rating for each goal were as follows:

Individual Goal	Rating
Drive Product Innovation	Achieved
Enhance Compliance & Controls	Achieved
Drive Strategic M&A	Significantly Exceeded
Drive Commercial Excellence Initiatives	Significantly Exceeded
Drive Service Level Improvements	Significantly Exceeded
Drive Organic Growth Initiatives	Significantly Exceeded
Drive Working Capital Reduction Initiatives	Mostly Achieved
Drive Business Unit Initiatives	Significantly Exceeded

        Consistent with this assessment of performance, Mr. Srega earned 113.75% of his cash incentive target linked to individual performance goals, or 34.1% of his total cash incentive target.

        Total NEO Incentive Award Payments.    Following review of the performance of our named executive officers in 2018, the Compensation Committee approved ICP awards to the named executive officers based on their respective percentage achievement of 2018 financial and individual performance goals as follows:

NEO	Financial Goal Achievement	Individual Goal Achievement	Total Cash Incentive Payment
Frank Laukien	105%	95%	102%
Gerald Herman	105%	109%	106%
Falko Busse	49%	94.5%	62.5%
Mark Munch	85%	129%	98%
Juergen Srega	152%	114%	140%

        The actual cash incentive award payments to our named executive officers are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table in this proxy statement.

2018 Long-Term Incentive Awards

        The Compensation Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes employees for their contributions to Bruker and aligns the interests of named executive officers with stockholders by focusing them on long-term growth and stock price performance.

        During 2018, upon consideration of a variety of factors, including the individual performance, experience and responsibilities of each of our named executive officers, our stock price, competitive market practices and trends, including total potential dilution and annual equity burn rate levels, outstanding equity awards held by our named executive officers and overall Company performance, the

Compensation Committee approved the following long-term incentive awards to our named executive officers:

2018 Long-Term Equity Incentive Awards

	Aggregate Economic Value ($)(1)	Stock Options	Restricted Stock Units
Dr. Frank Laukien	2,775,000	68,454	61,178
Mr. Herman	470,000	11,594	10,362
Dr. Busse	178,000	4,384	3,919
Dr. Munch	920,000	22,695	20,283
Mr. Srega	600,000	14,801	13,228
Mr. Mattacchione(2)	NA	NA	NA

(1)
Economic Value reflects the combined grant date fair value of option and RSU awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2)
Mr. Mattacchione resigned effective March 16, 2018 and was not eligible for a 2018 long-term incentive award.

        We use a combination of stock options and RSU awards to balance the performance orientation of stock options to enhance our pay-for-performance culture and the retentive qualities of restricted stock and RSUs. The Compensation Committee believes this mix to be reasonable considering market practices, the overall level of pay for our executives and the long-term orientation of the equity award vehicles, given that they vest over a period of four years. In 2018, the value of awards to our named executive officers consisted of 25% stock options and 75% restricted stock units, as is the Compensation Committee's goal each year.

Executive Benefits

        In 2018, our named executive officers were eligible for the same level and offering of benefits made available to other employees, including our 401(k) plan and welfare benefit programs in the U.S., or those comparable local benefit programs for our overseas executives. We generally do not provide additional benefits or perquisites to our executive officers, except as follows:

  •
  Dr. Busse, who is based in Switzerland, is provided a leased vehicle and the same pension scheme and formulaic contribution as all other employees located in Switzerland. Additional information regarding Dr. Busse's pension benefits is included in this proxy statement under the heading "Pension Benefits."

  •
  Dr. Munch is provided an automobile allowance based on the nature of his responsibilities.

  •
  Mr. Srega, who is based in Germany and serves as a Managing Director of our subsidiary Bruker Daltonik GmbH, is provided a leased vehicle and a personal pension scheme in accordance with local custom. The personal pension scheme established for Mr. Srega's benefit consists of three individual components funded during the term of his employment by contributions made by Bruker Daltonik GmbH. Contributions made to Mr. Srega's personal pension scheme in 2018 are reported in the "All Other Compensation" column of the Summary Compensation Table included in this proxy statement under the heading "Summary of Executive Compensation." Additional information regarding Mr. Srega's personal pension scheme is included in this proxy statement under the heading "Pension Benefits."

Employment Contracts, Termination of Employment and Change in Control Arrangements

        On March 8, 2018 and June 4, 2018, we entered into letter agreements with Mr. Herman which set forth certain terms of Mr. Herman's employment as our Interim Chief Financial Officer (his prior role) and Chief Financial Officer, respectively. Under the terms of the letter agreements, Mr. Herman's target cash compensation includes the following elements: (i) an annual base salary of $250,000, plus a $6,000 additional monthly payment during the term of his service as Interim Chief Financial Officer from March 16, 2018 to June 6, 2018, and of $420,000 effective June 6, 2018; (ii) a cash incentive bonus plan, with an initial target of (i) $103,500 pro-rated for the period from January 1, 2018 to June 5, 2018 and (ii) $231,000 pro-rated for the period from June 6, 2018 to December 31, 2018. The letter agreements further provide that, in connection with his appointment as Chief Financial Officer, Mr. Herman was entitled to receive an equity award with an aggregate value of $420,000 pursuant to our 2016 Incentive Compensation Plan. Additionally, the letter agreements provide that Mr. Herman was eligible to receive a special continuation bonus in the amount of $100,000, payable in April 2019, subject to continuation of employment and achievement of certain financial reporting goals. During the term of his employment, Mr. Herman will be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company's employees and/or executive officers.

        On May 1, 2018, our wholly-owned subsidiary Bruker BioSpin AG entered into a letter agreement with Dr. Busse which sets forth certain terms of Dr. Busse's employment as President of the Bruker BioSpin Group. Under the terms of the letter agreement, Dr. Busse's target cash compensation includes the following elements: (i) an annual base salary set at 345,581 Swiss Francs, or approximately $353,322, for 2018, subject to annual review and (ii) a cash incentive bonus plan with a target of 50% of base salary, in each case subject to proration for the remainder of 2018. Dr. Busse is also eligible for annual equity awards with a value of 175,000 Swiss Francs, or approximately $177,730, pursuant to our 2016 Incentive Compensation Plan. During the term of his employment, Dr. Busse will be eligible to participate in all customary employee benefit plans or programs generally available to our employees and/or executive officers. Additionally, as an employee of Bruker BioSpin AG, Dr. Busse is entitled to participate in the Bruker BioSpin AG pension fund scheme and other local benefit plans during the term of his employment. In the event of Dr. Busse's death while in our employment, he is entitled to continuation of his base salary for a period of six months. The letter agreement contains customary one-year non-competition and two-year non-solicitation provisions and may be terminated by either party upon six month's written notice.

        On June 25, 2012, we entered into a letter agreement with Mr. Srega which sets forth certain terms of Mr. Srega's employment as President of the Bruker CALID Group. Under the terms of the letter agreement, Mr. Srega's target cash compensation includes the following elements: (i) an annual base salary, subject to annual review and (ii) a cash incentive bonus plan. Mr. Srega also received an initial cash bonus payment of 100,000 Euros, or approximately $132,820, and an initial equity grant consisting of restricted stock valued at $400,000 and options to purchase 90,000 shares of common stock upon commencement of employment, as well as reimbursement of certain relocation expenses. The letter agreement also provides that Mr. Srega is entitled to receive an annual equity award with a value of $550,000 pursuant to our incentive compensation plans. During the term of his employment, Mr. Srega will be eligible to participate in all customary employee benefit plans or programs of Bruker generally available to our employees and/or executive officers. Additionally, we assumed a personal pension scheme for Mr. Srega's benefit carried forward in part from his former employer. The personal pension scheme is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment.

        Mr. Srega will be entitled to a lump sum severance payment equal to six months of his then current base salary, or approximately $197,277 as of December 31, 2018, in the event there is a change in the voting control of Bruker and his employment is terminated, voluntarily or involuntarily, within 6 months after such change of control.

        In the event of a change in control of Bruker, our Board has the authority to accelerate vesting of any and all unvested option, restricted stock and restricted stock unit awards granted under the 2016 Incentive Compensation Plan and the 2010 Incentive Compensation Plan. Accelerated vesting in such circumstances is at the Board's sole discretion. Under the standard terms of the awards of options, restricted stock and restricted stock units granted under these plans, unvested amounts are forfeited if the grantee's employment or business relationship with Bruker is terminated for any reason, other than in the event of death or disability.

Section 162(m) Limitations

        Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid for any year to certain "covered employees." Covered employees generally include our Chief Executive Officer, Chief Financial Officer and each of our next three most highly compensated officers serving at the end of the taxable year.

        The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we have considered the impact of Section 162(m) when designing our executive compensation programs and incentive plans, tax deductibility is not a primary consideration in setting compensation and is secondary to meeting the overall objectives of the executive compensation program. The Compensation Committee will continue to monitor the compensation levels potentially payable under our compensation programs and intends to retain the flexibility necessary to provide total compensation in line with competitive practice and our compensation philosophy, even if such compensation is not deductible under Section 162(m).

Other Benefit Plans

        In October 2009, the board of directors of BEST adopted the Bruker Energy & Supercon Technologies, Inc. 2009 Stock Option Plan, or the BEST Plan. The BEST Plan provides for the issuance of up to 1,600,000 shares of BEST common stock (which is not publicly traded) in connection with awards under the plan. The BEST Plan is tied exclusively to increases in BEST's value regardless of our performance as a whole. As of December 31, 2018, 465,000 incentive stock options and non-qualified stock options had been awarded and were outstanding. No awards have been granted under the BEST Plan since July 2010. As a director of BEST, Dr. Laukien participates in the BEST Plan and holds options to purchase 10,000 shares of BEST, which have an exercise price of $3.50 per share and expire October 1, 2019.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

        Submitted by the Compensation Committee of the Board.

Richard A. Packer, Chairman Hermann Requardt Cynthia Friend

SUMMARY OF EXECUTIVE COMPENSATION

        The following table summarizes the compensation earned by our named executive officers for the years ended December 31, 2018, 2017 and 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Awards ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Frank H. Laukien, Ph.D.	2018	730,675	—	2,081,276	612,663	1,047,035	—	8,250	(3)	4,479,899
Chairman, President	2017	704,269	—	2,062,517	605,540	1,491,583	—	8,100		4,872,009
and Chief Executive	2016	652,477	—	1,074,995	968,904	737,895	—	7,950		3,442,221
Officer
Gerald N. Herman	2018	360,939		352,515	117,911	186,906	—	8,250	(3)	1,026,521
Chief Financial Officer(4)
Anthony L. Mattacchione	2018	114,387	—	—	—	—	—	8,250	(3)	122,637
Former Chief Financial	2017	439,382	—	618,766	204,432	465,916	—	8,100		1,736,596
Officer(5)	2016	400,744	150,000	325,004	296,580	214,472	—	7,950		1,394,750
Falko Busse, Ph.D.	2018	339,467		133,324	44,585	103,543	30,201	48,125	(7)	699,245
President, Bruker BioSpin
Group(6)
Mark R. Munch, Ph.D.	2018	549,298	—	690,028	230,808	334,023	—	16,650	(8)	1,820,807
Executive Vice	2017	523,141	—	652,522	215,591	444,182	—	16,500		1,851,936
President & President,	2016	504,474	—	410,005	410,136	194,652	—	15,650		1,534,917
Bruker Nano Group
Juergen Srega	2018	394,554	—	450,017	150,526	301,178	—	94,518	(10)	1,390,793
President, Bruker CALID	2017	369,238	—	431,252	142,491	321,866	—	90,444		1,355,291
Group(9)	2016	351,121	—	275,001	275,092	84,262	—	88,587		1,074,063

(1)
The amounts in this column reflect the grant date fair value of awards of RSUs, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2018 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2019. The actual amount realized by the named executive officer will vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

(2)
The amounts in this column reflect the grant date fair value of stock option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2018 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2019. The actual amount realized by the named executive officer will vary based on several factors, including our performance, stock price fluctuations and applicable vesting.

(3)
Amount represents a matching contribution made by Bruker to a 401(k) plan for the benefit of the named executive officer.

(4)
Mr. Herman was appointed Interim Chief Financial Officer in March 2018 and Chief Financial Officer effective June 6, 2018.

(5)
Mr. Mattacchione resigned from Bruker effective March 16, 2018.

(6)
Dr. Busse was appointed President of the Bruker BioSpin Group effective May 1, 2018. The amounts reflected for 2018 compensation, other than amounts reported under the headings "Stock Awards," "Option Awards" and "Non-Equity Incentive Plan Awards," are based on actual payments in Euros converted to U.S. Dollars at a conversion rate of €1.0 =$1.1281 from January to April 2018 and in Swiss Francs converted to U.S. Dollars at a conversion rate of CHF 1.0 =$1.0224 from May to December 2018, which in each case represents the 2018 average midpoint rate. The amounts reflected under the heading "Non-Equity Incentive Plan Awards" are converted from Swiss Francs to U.S. Dollars at a conversion rate equal to the midpoint rate on the date of approval by the Compensation Committee of CHF 1.0 =$0.9928.

(7)
Amounts reported in 2018 include contributions in the amount of $40,672 made by Bruker BioSpin AG to the Swiss Pension Plan for Dr. Busse and an automobile allowance of $7,453.

(8)
Amounts reported include matching contributions made by Bruker to a 401(k) plan for the benefit of Dr. Munch and an automobile allowance.

(9)
The amounts reflected for 2018 compensation, other than amounts reported under the headings "Stock Awards," "Option Awards" and "Non-Equity Incentive Plan Awards," are based on actual payments in Euros converted to U.S. Dollars at a conversion rate of €1.0 =$1.1809, which represents the 2018 average midpoint rate. The amounts reflected under the heading "Non-Equity Incentive Plan Awards" are converted from Euros to U.S. Dollars at a conversion rate equal to the midpoint rate on the date of approval by the Compensation Committee.

(10)
Amounts reported in 2018 include contributions in the amount of $78,530 made by Bruker Daltonik GmbH to the personal pension scheme established for Mr. Srega and an automobile allowance of $15,988.

2018 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to individual grants of plan-based awards to our named executive officers during the year ended December 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
							Exercise or Base Price of Option Awards ($)(2)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Frank H. Laukien	8/09/2018	0	1,023,625	2,047,250	61,178	68,454	37.42	2,693,939
Gerald N. Herman	8/09/2018	0	175,643	351,286	10,362	11,594	34.02	470,426
Falko Busse	8/09/2018	0	170,619	341,238	3,919	4,384	34.02	177,910
Mark R. Munch	8/09/2018	0	340,419	680,838	20,283	22,695	34.02	920,836
Juergen Srega	8/09/2018	0	224,511	449,023	13,228	14,801	34.02	600,543
Anthony L. Mattacchione(4)	N/A	0	N/A	N/A	N/A	N/A	N/A	N/A

(1)
Represents estimated possible payouts on the grant date for annual cash incentive bonus awards granted for 2018 performance under the 2018 cash incentive bonus plans of our named executive officers. The amounts reflected for Mr. Srega and Dr. Busse, which were payable in Euros and Swiss Francs, respectively, are converted at 2018 average midpoint conversion rates of €1.0 =$1.1809 and CHF 1.0=1.0224.

(2)
Represents the grant date fair value of RSU and stock option awards granted under our 2016 Incentive Compensation Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2018 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2019. Stock option and RSU awards vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Except as noted in footnote 3 below, stock option awards are exercisable upon vesting at a price equal to the closing price of our common stock on the date of the grant and expire on the ten-year anniversary of the grant date.

(3)
Options granted to Dr. Laukien are exercisable upon vesting at a price equal to 110% of the closing price of our common stock on the date of the grant and expire on the five-year anniversary of the grant date.

(4)
Mr. Mattacchione resigned effective March 16, 2018 and was not granted a plan-based award in 2018.

Outstanding Equity Awards at December 31, 2018

        The following table provides information concerning outstanding equity-based plan awards, including unexercised options and stock that has not vested, for each of our named executive officers as of the end of 2018.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)
Frank H. Laukien(2)	8/08/2014	57,657	—	22.748	8/08/2019	8/07/2015	16,305(3)	485,400
	8/07/2015	26,080	8,694(4)	21.80	8/07/2020	10/04/2016	24,223(5)	721,119
	10/04/2016	77,142	77,142(6)	24.409	10/04/2021	8/10/2017	57,144(7)	1,701,177
	8/10/2017	21,084	63,253(8)	29.777	8/10/2022	8/09/2018	61,178(9)	1,821,269
	8/09/2018	—	68,454(10)	37.42	8/09/2023
Gerald N. Herman	12/01/2016	4,002	4,002(6)	22.51	12/01/2026	12/01/2016	1,241(5)	36,945
	8/09/2018	—	11,594(10)	34.02	8/09/2028	8/10/2017	3,591(7)	106,904
						8/09/2018	10,362(9)	308,477
Falko Busse	8/07/2015	8,987	3,013(4)	19.82	8/07/2025	10/04/2016	1,115(5)	33,194
	10/04/2016	3,548	3,549(6)	22.19	10/04/2026	8/10/2017	3,758(7)	111,876
	8/09/2018	—	4,384(10)	34.02	8/09/2028	8/09/2018	3,919(9)	116,669
Mark R. Munch	8/30/2013	15,059	—	20.04	8/30/2023	8/07/2015	4,857(3)	144,593
	8/08/2014	16,144	—	20.68	8/08/2024	10/04/2016	9,239(5)	275,045
	8/07/2015	24,806	12,404(4)	19.82	8/07/2025	8/10/2017	18,079(7)	538,212
	10/04/2016	29,421	29,422(6)	22.19	10/04/2026	8/09/2018	20,283(9)	603,825
	8/10/2017	6,670	20,012(8)	27.07	8/10/2027
	8/09/2018	—	22,695(10)	34.02	8/09/2028
Juergen Srega	4/03/2013	90,000	—	18.57	4/03/2023	8/07/2015	3,469(3)	103,272
	8/08/2014	25,369	—	20.68	8/08/2024	10/04/2016	6,197(5)	184,485
	8/07/2015	26,578	8,860(4)	19.82	8/07/2025	8/10/2017	11,949(7)	355,722
	10/04/2016	19,734	19,734(6)	22.19	10/04/2026	8/09/2018	13,228(9)	393,798
	8/10/2017	4,408	13,227(8)	27.07	8/10/2027
	8/09/2018	—	14,801(10)	34.02	8/09/2028
Anthony L. Mattacchione(11)	—	—	—	—	—	—	—	—

(1)
The amounts in this column were calculated by multiplying $29.77, the closing price of our common stock on the Nasdaq Global Select Market as of December 31, 2018, by the number of unvested shares.

(2)
In addition to the awards reported for equity securities of Bruker Corporation, Dr. Laukien held options to purchase 10,000 shares of BEST. The BEST options have an exercise price of $3.50 per share, are fully vested and expire October 1, 2019.

(3)
The unvested shares of restricted stock vest on the anniversary of the grant date in 2019.

(4)
The options become exercisable on the anniversary of the grant date in 2019.

(5)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2019 and 2020.

(6)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2019 and 2020.

(7)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2019, 2020 and 2021.

(8)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2019, 2020 and 2021.

(9)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2019, 2020, 2021 and 2022.

(10)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2019, 2020, 2021 and 2022.

(11)
As a result of Mr. Mattachione's resignation as of March 16, 2018, no equity awards were outstanding as of December 31, 2018.

 2018 Option Exercises and Stock Vested

        The following table provides information regarding the number of shares acquired by our named executive officers upon the exercise of options or vesting of restricted stock awards and restricted stock units and the value realized at that time before payment of any applicable withholding taxes and brokerage commission.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frank H. Laukien	62,274	635,818	58,041	1,983,137
Gerald N. Herman	—	—	1,817	61,515
Falko Busse	—	—	1,809	60,976
Mark R. Munch	—	—	23,730	611,725
Juergen Srega	—	—	18,180	601,766
Anthony L. Mattacchione	93,474	1,036,659	3,276	103,922

(1)
Represents the difference between the exercise price of the options exercised and the closing price of Bruker Corporation common stock as of the date of exercise.

(2)
Represents the aggregate value of shares vested in 2018 based on the closing price of Bruker Corporation common stock as of the date of vesting or, if the Nasdaq Global Select Market was closed on such date, the next trading date thereafter. As of December 31, 2018, our named executive officers continued to hold all of the shares reported as acquired upon vesting of restricted stock awards and restricted stock units in 2018, except as follows: 1,055 of the shares reported as acquired by Mr. Mattacchione, with an aggregate value of $33,264, were withheld to satisfy tax withholding obligations upon vesting; and 18,552 of the shares reported as acquired by Mr. Munch, of which 11,517 shares, with an aggregate value of $388,134, were withheld to satisfy tax withholding obligations upon vesting.

Pension Benefits

        Swiss Pension Plan.    As an employee of our BioSpin AG subsidiary in Switzerland, Dr. Busse is eligible to participate in a defined benefit plan available to all employees of our subsidiaries in Switzerland, which we refer to as the Swiss Pension Plan. Dr. Busse participates in the plan on the same terms and conditions as all other Swiss employees and does not receive any additional supplemental executive pension contributions. The Swiss Pension Plan is a cash balance-based pension arrangement, under which we contribute an annual amount based on a percentage of salary and bonus and the participant's age. Employees may also make contributions based on a percentage of salary and bonus and age. Additionally, participants are allocated annual savings and interest credits based on age and account value, respectively. Payments to participants are based on accumulated capital in the participant's plan account and may be taken as a lump sum or annuity at normal retirement, beginning at age 65. Participants may also elect to receive a reduced benefit beginning at age 58 in the event of early retirement. In the event of premature death and disability, the Swiss Pension Plan also provides for payments in the form of an annuity based on a percentage of the participant's salary or as a lump sum based on accumulated plan account assets.

        Retirement Plan for Mr. Srega.    A personal pension scheme established for Mr. Srega's benefit, which was in part carried forward from his former employer, is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment. The personal pension scheme has three components: a contribution-based plan of Bruker Daltonik GmbH (the "Bruker Daltonik Plan"); a pension fund guarantee (the "Guarantee Plan"); and

a cash value life insurance policy (the "Life Insurance Policy"). The Bruker Daltonik Plan provides for monthly Company contributions in the amount of €5,541 (approximately $6,342 per month or $76,104 per year) and a lifetime monthly retirement benefit based on the value of accumulated capital beginning at age 67 or a lump-sum payment. In the event of termination of employment or death prior to age 67, the Bruker Daltonik Plan provides for a reduced benefit to be determined based on the cash assets of the plan at such time. Mr. Srega may also elect to receive a reduced benefit beginning at age 62 in the event of early retirement. The Guarantee Plan provides an inflation hedge and an additional monthly retirement benefit, commencing December 1, 2019, with an annually increasing benefit based on Guarantee Plan earnings or, at Mr. Srega's election, a lump-sum payment. The Guarantee Plan is funded by annual Company contributions during the term of employment in amounts which increase annually by the same percentage as the upper earnings limit established under German law for pension insurance contributions. In the event of death prior to December 1, 2019, the Guarantee Plan provides for a lump-sum payment in an amount to be determined based on the plan assets at such time. In the event of death on or after December 1, 2019, benefits will terminate effective November 30, 2024. If Mr. Srega's employment terminates prior to the eligible retirement age, Mr. Srega may elect to continue funding through personal contributions or the Guarantee Plan may be transferred to a subsequent employer. Under the Life Insurance Policy, which matures on November 1, 2019, Mr. Srega is entitled to receive at the earlier of death or maturity a payment in the amount of €53,028 (approximately $60,691), adjusted for increases in the value of accumulated surplus and reserves, if any. In the event Mr. Srega's employment terminates prior to the maturity date, other than by reason of death, the Life Insurance Policy and continued funding obligations are to be transferred to Mr. Srega. Amounts payable in Euros are converted to U.S. Dollars at the midpoint conversion rate of €1.0=$1.1445 as of December 31, 2018. Mr. Srega may also make voluntary contributions to the personal pension scheme during the term of his employment.

        Information about our contributions to the Swiss Pension Plan in which Dr. Busse is a participant and the personal pension scheme of Mr. Srega is provided in the Summary Compensation Table above under the column entitled "All Other Compensation" and the related footnotes.

2018 Pension Benefits Table

        The following table provides information about the benefits provided for Dr. Busse under the Swiss Pension Plan. The amount reported represents the U.S. Dollar equivalent of the benefits provided for Dr. Busse in Swiss Francs, based on the midpoint conversion rate of CHF 1.0=$1.0162 as of December 31, 2018.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Falko Busse(1)	Swiss Pension Plan	0.7	108,154

(1)
The number of years of credited service is equal to Dr. Busse's length of service as Bruker BioSpin Group President.

        During 2018, Dr. Busse made contributions to the Swiss Pension Plan of $37,282, which amount is included in the "Salary" column of the Summary Compensation Table. During 2018, Dr. Busse did not make any additional voluntary contribution to the Swiss Pension Plan nor did he receive any benefits. Company contributions in 2018 for the benefit of Dr. Busse totaled $40,672. For the eight month period ended December 31, 2018, the effect of changes in actuarial assumptions and the measurement date on the present value of the accumulated benefit obligation was $30,201. The present value of accumulated benefit is calculated using the methodology and assumptions under Accounting Standards Codification Topic 715: Compensation—Retirement Benefits for the fiscal year-end measurement (as of

December 31, 2018). The present value is based on a discount rate of 1.10%, an expected return on plan assets of 1.60%, an expected rate of compensation increase of 1.00% and the BVG 2015 Generational mortality tables.

2018 Non-Qualified Deferred Compensation Table

        The following table provides information about 2018 activity relating to the personal pension scheme established for Mr. Srega. All amounts reported are as of December 31, 2018 and are converted from Euros to U.S. Dollars at the 2018 average midpoint conversion rate of €1.0=$1.1809.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Juergen Srega	5,025	78,530	188,713	616,475

(1)
The reported amount is included in the "All Other Compensation" column in the Summary Compensation Table.

(2)
The reported amount includes earnings attributable to plan assets amounts contributed by Mr. Srega and Mr. Srega's former employer, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega's employment in 2013. The reported amount also reflects the impact of changes in exchange rates and currency translation from Euros to U.S. Dollars. Aggregate earnings in local currency were 143,886 Euros, or approximately $169,915.

(3)
The reported amount includes $5,025, $4,729 and $4,478 reported as 2018, 2017 and 2016 compensation, respectively, in the "Salary" column in the Summary Compensation Table, which was contributed by Mr. Srega from his compensation in those years. Also included in the reported amount is the value of contributions to and earnings on amounts contributed by Mr. Srega and Mr. Srega's former employer prior to his employment with Bruker, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega's employment in 2013.

        There were no withdrawals or distributions from Mr. Srega's personal pension scheme during 2018. Further information on the personal pension scheme established for Mr. Srega is included above under the heading "Pension Benefits—Retirement Plan."

 Potential Payments upon Termination or Change-in-Control

        The following information describes and quantifies certain compensation and benefits that would have been payable under existing agreements, plans, and arrangements if the named executive officer's employment had terminated on December 31, 2018, given his compensation and service levels as of that date. These benefits are in addition to the benefits to which the named executive officer was already entitled or in which he was vested as of such date, as well as certain benefits that are generally available to salaried employees. Due to the number of factors that affect the nature and amount of the compensation and benefits potentially payable upon the events described below, any amounts actually paid or distributed may be different than those shown in the table. Factors that could affect these amounts include the nature of or basis for such termination, the timing during the year of any such event, whether and when a named executive officer decides to exercise stock options and our stock price on that date and the exercise of discretion by the Board or Compensation Committee regarding the payment of compensation and benefits.

        Severance Benefits.    The cash severance benefits contained in the employment agreements for Mr. Srega and Dr. Busse, and the amounts each would be paid in connection with a termination of employment within six months of a change in voting control of Bruker are described in the Compensation Discussion and Analysis section of this proxy statement under the heading "Employment Agreements, Termination of Employment and Change in Control Arrangements." Other than as contained in such agreements, we do not have arrangements with any of our other named executive officers, including Dr. Laukien, Mr. Herman and Dr. Munch, which provide cash severance benefits in the event of termination of employment or a change in control of Bruker.

        Equity Awards.    The unvested equity awards held by each of the named executive officers as of December 31, 2018 are described above in the 2018 Outstanding Equity Awards table. Each of the stock option and restricted stock awards granted prior to May 20, 2016 were granted pursuant to our 2010 Incentive Compensation Plan, or 2010 Plan. Each of the equity-based awards granted on or after May 20, 2016 were granted pursuant to our 2016 Plan. In accordance with the terms of the 2010 Plan and the 2016 Plan and our related award agreements, except as noted below, no accelerated vesting of stock options, RSUs or restricted stock awards would have occurred as of December 31, 2018 in the event of a voluntary termination by a named executive officer or an involuntary termination by us, whether with or without cause. Generally, upon termination of employment, (a) any unvested restricted stock is forfeited and (b) the participant has a period of 90 days from termination to exercise any vested option awards (or, if earlier, until the option expiration date). However, in the event of termination for cause, including as a result of dishonesty with respect to Bruker or any of our affiliates, breach of fiduciary duty, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, material failure or refusal to comply with our published policies generally applicable to all employees or conduct materially harmful to the business of Bruker or any of our affiliates, all vested and unexercised options and unvested RSU or restricted stock awards are forfeited immediately upon termination. Additionally, in the event of death or disability of a plan participant, including any named executive officer, (a) any unvested RSUs or restricted stock awards will become vested and (b) all vested stock options will remain exercisable for a period of 90 days following such event (or, if earlier, until the stock option expiration date).

        The Compensation Committee has discretion to revise or amend outstanding equity awards and may, at its discretion, accelerate vesting of any unvested option, RSU or stock awards, including in connection with a "Change in Control" of Bruker, as defined in our 2010 Plan or 2016 Plan, as applicable. Under these plans, a "Change in Control" occurs if: (a) within one year of any merger, consolidation, sale of a substantial part of our assets, or contested election, the persons who were directors of Bruker immediately before such transaction cease to constitute a majority of the Board of Bruker or a successor to Bruker; (b) if, as a result of any such transaction, we do not survive as an entity, or our shares are changed into the shares of another corporation unless the stockholders of Bruker immediately prior to the transaction own a majority of the outstanding shares of such other corporation immediately following the transaction; (c) any person or group who owned less than twenty percent of our outstanding common stock at the time of adoption of the 2010 Plan or 2016 Plan, as applicable, acquires ownership of fifty percent or more of our outstanding common stock; (d) the dissolution or liquidation of Bruker is approved by its stockholders; or (e) the members of the Board as of the date the 2010 Plan or 2016 Plan, as applicable, was adopted cease to represent at least two thirds of the Board, subject to certain exceptions.

        Additionally, with respect to awards granted pursuant to the 2016 Plan, in the event of a Change in Control, if (a) an award is assumed or continued (including through conversion or substitution for a substantially similar award of the successor) and, within twenty four (24) months following the Change in Control (or such shorter period as specified in the applicable award agreement), the executive officer's employment is terminated without cause or is voluntarily terminated for good reason (a "double-trigger" provision), or (b) an award is not assumed or continued, then any then outstanding awards of stock options will vest and become fully exercisable and any outstanding unvested awards of restricted stock units that are not performance-based will be treated as vested.

        The values of (i) unvested in-the-money stock options that would have been received by each of the named executive officers in the event of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2018 and (ii) unvested restricted stock that would have been received by each of the named executive officers in the event (a) of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2018 or (b) of the death or disability of the respective named executive officer are set forth in the following table. All calculations are based on a price per share equal to the Nasdaq closing price of $29.77 per share on December 31, 2018.

Name	Unvested In-the-Money Stock Options ($)	Unvested Restricted Stock ($)	Unvested Restricted Stock Units ($)
Frank H. Laukien	482,849	485,400	4,243,565
Gerald N. Herman	29,055	—	452,325
Falko Busse	56,881	—	261,738
Mark R. Munch	400,471	144,593	1,417,082
Juergen Srega	273,454	103,272	934,004
Anthony L. Mattacchione	—	—	—

        Retirement Plans.    The retirement plans provided for Mr. Srega and Dr. Busse are described under the heading "Pension Benefits" above.

        In the event of termination of employment as of December 31, 2018 by reason of death, Mr. Srega's beneficiary would be entitled to receive an estimated lump-sum payment of $579,751, which amount is payable in Euros and converted to U.S. Dollars based on the midpoint conversion rate of €1.0=$1.1445 as of December 31, 2018.

        In the event of termination of employment as of December 31, 2018, other than for reason of death or disability, Dr. Busse would be entitled to receive a lump-sum payment in the amount of $65,796. In the event of disability as of December 31, 2018, Dr. Busse would be entitled to receive an annual disability pension in the amount of $263,385. In the event of death as of December 31, 2018, Dr. Busse's beneficiary would be entitled to annual survivor benefits of $158,031. Amounts reported for Dr. Busse, which are payable in Swiss Francs, are converted to U.S. Dollars based on the midpoint conversion rate of CHF 1.0=$1.0162 as of December 31, 2018.

Pay Ratio Disclosure

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, and Item 402(u) of Regulation S-K, we are providing the following disclosure about the ratio of the annual total compensation of Dr. Frank Laukien, our President and Chief Executive Officer (CEO), to the annual total compensation of our median employee.

        For 2018, the annual total compensation of our median employee was $87,097. The 2018 annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $4,479,898. Based on this information, the ratio of our CEO's annual total compensation to the annual total compensation of our median employee in 2018 was 51:1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

        For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee's annual total compensation were calculated consistent with the disclosure requirements of executive compensation under the Summary Compensation Table.

        For 2018, we used the same median employee as used for 2017 as there have been no material changes in our employee population or employee compensation arrangements that we believe would result in a significant change to the pay ratio. There also were no material changes to this employee's compensation that would significantly affect the pay ratio.

        To identify the median employee, we examined the 2017 target total cash compensation, including annualized base salaries plus target performance bonus, incentive pay and commissions, for all individuals, excluding our CEO, who were employed by us as of October 31, 2017, as reflected in our payroll records. In accordance with Item 402(u) and instructions thereto, we included all 6,125 full-time, part-time, temporary and seasonal employees. We selected target total cash compensation for all employees as a consistently applied compensation measure because we do not widely distribute annual equity awards to employees and because we believe that this measure reasonably reflects the total annual compensation of our employees. For purposes of calculating the target total cash compensation of our non-U.S. employees, we converted local currencies at the applicable 2017 average exchange rates as of October 31, 2017.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None.

RELATED PERSONS TRANSACTIONS

Review and Approval of Transactions with Related Persons

        We have adopted a written Related Person Transactions Policy that prohibits transactions involving Bruker and any related person, except in accordance with the policy. For purposes of this policy, related persons include (a) our executive officers, directors, director nominees or greater than 5% stockholders, or any of their immediate family members and (b) any firm, academic entity or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has more than a 10% beneficial ownership interest. The Related Person Transactions Policy applies to any transaction or series of transactions, other than product or service sales or purchases entered into in the ordinary course of business involving aggregate amounts of less than $50,000 annually, in which we are a participant and in which any related person has a direct or indirect interest.

        Our Related Person Transactions Policy provides for standing pre-approval of certain categories of transactions with related persons, including:

  •
  transactions involving indebtedness for ordinary business travel and expense payments and similar indebtedness transactions arising in the ordinary course of business;

  •
  transactions in which a related person's interest arises solely from the ownership of a class of our equity securities and in which all holders receive proportional benefits;

  •
  transactions involving compensation to executive officers approved by the Compensation Committee; and

  •
  transactions involving compensation to directors for services as a director of Bruker.

        Under our Related Person Transactions Policy, any related person transaction not in one of the preceding categories must be submitted to our Chief Financial Officer for review and approval. Related person transactions involving amounts of $500,000 or less, as well as all product or service sales and purchases in the ordinary course of business, are subject solely to review and approval, ratification, amendment, termination or rescission by our Chief Financial Officer. Any transaction in excess of $500,000, other than a transaction involving product or service sales or purchases in the ordinary course of business, must be forwarded to the Audit Committee for review and approval, ratification, amendment, termination or rescission, at the discretion of the Audit Committee. In reviewing such transactions, our Chief Financial Officer or Audit Committee, as applicable, evaluates all material facts relating to the transaction and takes into account, among other factors deemed appropriate, the related person's relationship to Bruker and interest in the transaction, the terms of the transaction, including its aggregate value, whether the transaction is in the best interests of Bruker, the impact on a director's independence in the event the related person is a director, a family member of a director, or an entity in which a director is a partner, stockholder or executive officer and, if applicable, the availability of other sources of comparable products or services and whether the transaction is on terms comparable to the terms available to an unrelated third party. Neither the Chief Financial Officer nor any member of the Audit Committee may participate in the review of any transaction involving such person or any of his or her immediate family members.

        Our Chief Financial Officer must report to the Audit Committee any approval or other action taken with respect to a related party transaction at or prior to the next audit committee meeting following such approval or other action. Additionally, our management must provide to the Audit Committee an annual report of any amounts paid or payable to, or received or receivable from, any related person. The Audit Committee is responsible for reviewing such reports and may make inquiries or take such actions as it deems appropriate upon consideration of all of the relevant facts and circumstances.

Transactions with Related Persons

        Under a lease agreement, Bruker BioSpin Corporation rents laboratory, manufacturing and office space from a trust controlled equally by Dr. Frank Laukien and Dr. Dirk Laukien. During 2018, Dr. Frank Laukien and Dr. Dirk Laukien were each paid $252,983 as a beneficiary of the trust. Payments under the terms of the lease were equal to the estimated fair market value of the rental.

        Dr. Dirk Laukien, half-brother of Dr. Frank Laukien, is also a party to a lease agreement under which Bruker BioSpin AG rents certain office space. During 2018, we paid Dr. Dirk Laukien $114,107 under this lease agreement. Payments under the terms of the lease were equal to the estimated fair market value of the rental.

        Isolde Laukien-Kleiner is the stepmother of Dr. Frank Laukien and Mr. Joerg Laukien and the mother of Dr. Dirk Laukien. Dr. Dirk Laukien and Ms. Laukien-Kleiner are parties to a lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office and laboratory space. During 2018, Ms. Laukien-Kleiner was paid $342,321 under that agreement. Ms. Laukien-Kleiner is party to an additional lease agreement with Bruker BioSpin AG under which Bruker BioSpin AG rents certain office space. During 2018, Ms. Laukien-Kleiner was paid $234,447 under that agreement. Payments under the terms of each of the leases referenced above were equal to the estimated fair market value of the respective rental.

        Dr. Gilles Martin, a director of Bruker, is the Chairman, Chief Executive Officer and controlling shareholder of the Eurofins Scientific Group, a provider of analytical testing services, and a director of various of its affiliates. During 2018, we received approximately $3,047,196 from, and paid approximately $97,785 to, entities affiliated with the Eurofins Scientific Group in connection with purchases and sales of goods and services entered into in the normal course of business. We believe that the terms of such transactions are comparable to those that would have been reached by unrelated parties in arm's-length transactions. We expect to engage in similar commercial transactions with affiliates of the Eurofins Scientific Group during 2019.

        Dr. Meike Hamester, the wife of Bruker CALID Group President Juergen Srega, is employed by our Bruker Daltonik GmbH subsidiary as the Director of Small Molecule Pharma & CRO. During 2018, Dr. Hamester received a base salary in the amount of $106,621 and earned an annual performance-based cash incentive bonus for 2018 performance of $37,551. She also received a bonus payment in the amount of $30,826 which was earned in 2017 but paid in 2018. Dr. Hamester's base salary and bonus are payable in Euros; amounts are converted to U.S. Dollars at a conversion rate of €

1.0=$1.1809, which represents the 2018 average midpoint rate. Her compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities. Dr. Hamester continues to be an employee of Bruker Daltonik GmbH and she may receive compensation and other benefits in 2019 in amounts similar to those she received during 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder require our officers and directors and persons owning more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all these filings. We believe, based solely upon a review of those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2018, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2018, with the exception of one transaction reported in a late Form 4 filing by Mr. Richard Packer due to an administrative delay in report processing.

AUDIT COMMITTEE REPORT

        The Audit Committee, which operates pursuant to a written charter, assists the Board in fulfilling its oversight responsibilities by reviewing Bruker Corporation's financial reporting process on behalf of the Board. Management is responsible for Bruker Corporation's internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP ("PwC"), Bruker Corporation's independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker Corporation's consolidated financial statements with generally accepted accounting principles and on the effectiveness of Bruker Corporation's internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

        In this context, the Audit Committee reviewed and discussed with management and PwC, among other things, the scope of the audit to be performed, the results of the audit performed, PwC's evaluation of Bruker Corporation's internal control over financial reporting and the independent registered public accounting firm's fees for the services performed. Management represented to the Audit Committee that Bruker Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker Corporation's audited financial statements included the auditors' judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements.

        The Audit Committee also discussed with PwC other matters required by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight (PCAOB), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. PwC also provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC the registered public accounting firm's independence from Bruker Corporation and considered the compatibility of non-audit services with PwC's independence.

        Based on the Audit Committee's discussion with management and PwC, and the Audit Committee's review of the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended to the Board that that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

        Submitted by the Audit Committee of the Board.

John Ornell, Chair Adelene Q. Perkins Robert Rosenthal

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Board recognizes the interest our stockholders have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing our stockholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

        The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, or "CD&A," the compensation tables, and the related disclosures contained in this proxy statement. As described in our CD&A, we have adopted an executive compensation philosophy designed to deliver competitive total compensation, upon the achievement of financial and/or strategic performance objectives, which we believe will attract, motivate and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined and rigorous process for the adoption of executive compensation programs and individual executive officer pay actions.

        We believe that our compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders and provide an appropriate balance between risk and incentives. Stockholders are urged to read the CD&A section of this proxy statement, which discusses in greater detail how our compensation policies and procedures implement our executive compensation philosophy. We are asking our stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement, by approval of the following resolution:

  "RESOLVED, that the compensation paid to Bruker's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        Your vote on this Proposal No. 2 is advisory, and therefore not binding on us, the Compensation Committee, or the Board. However, our Board and our Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

        The Board recommends a vote FOR the approval, on an advisory basis, of the 2018 compensation paid to the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narratives in this proxy statement.

 PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        PricewaterhouseCoopers LLP has been our independent registered public accounting firm since June 1, 2016, and has been selected by the Audit Committee of the Board as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Although we are not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the Audit Committee believes that such a change would be in the best interests of Bruker and our stockholders.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the 2019 Annual Meeting and will have the opportunity to make a statement if he or she so desires to do so and will be available to respond to appropriate stockholder questions.

        The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019.

Independent Registered Public Accounting Firm

        Fees billed to us by our independent registered public accounting firms for fiscal years 2018 and 2017, all of which were approved by the Audit Committee, consisted of the following:

	2018($)	2017($)
Audit Fees	6,617,693	6,555,369
Audit Related Fees	—	30,720
Tax Fees	2,803,103	2,078,281
All Other Fees and Expenses	2,700	42,286
Total Fees	9,423,495	8,706,656

        Audit Fees.    Audit fees for the years ended December 31, 2018 and 2017 were for the audit of our annual consolidated financial statements, including the integrated audit of internal control over financial reporting, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings.

        Audit-Related Fees.    Audit-related fees for the years ended December 31, 2018 and 2017 include amounts related to accounting consultations and services provided due to other statutory requirements.

        Tax Fees.    Tax fees for the years ended December 31, 2018 and 2017 were for tax services provided to us, including tax compliance, tax advice and planning.

        All Other Fees.    All other fees for the years ended December 31, 2018 and 2017 relate to license fees for a web-based accounting research tool as well as other advisory non-audit services.

Audit Committee Pre-Approval Policies and Procedures

        In order to ensure that audit and non-audit services proposed to be performed by our independent registered public accounting firm do not impair the auditor's independence from Bruker, the Audit Committee has adopted, and the Board has ratified, the following pre-approval policies and procedures.

Policies

        Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement ("specific pre-approval") or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee ("general pre-approval"), provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee's responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

        Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

        For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's and the PCAOB's rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

        The Audit Committee also considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

        The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

        Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

        All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee are submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

OTHER INFORMATION

Stockholder Communications

        The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Kristin Caplice, the Secretary of Bruker, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as she considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Ms. Caplice considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the Board should address such communications to Kristin Caplice, Secretary, at Bruker Corporation, 40 Manning Road, Billerica, MA 01821.

Time for Submission of Stockholder Proposals

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Bruker Corporation in a timely manner.

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2020 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by us no later than December 19, 2019.

        Additionally, under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to Kristin Caplice, Secretary, at Bruker Corporation 40 Manning Road, Billerica, MA 01821 (containing certain information specified in the bylaws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting.

Other Matters

        Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Annual Report

        A copy (without exhibits) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 is included in the 2018 Annual Report provided to stockholders with this proxy statement. We will provide an additional copy of the 2018 Annual Report (without exhibits) to any stockholder, without charge, upon written request of such stockholder. Such requests should be addressed to the attention of Investor Relations at Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

By order of the Board

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

April 17, 2019

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form. BRUKER CORPORATION C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the proxy card in hand when calling and then follow the instructions. VOTE BY MAIL Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E74820-P22653 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BRUKER CORPORATION The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of three Class I directors to serve for three-year terms expiring in 2022. Nominees: 01) Frank H. Laukien 02) John Ornell 03) Richard A. Packer Election of one Class III director to serve for a two-year term expiring in 2021. Nominee: 04) Robert Rosenthal For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. ! ! ! ! ! ! 2. To approve on an advisory basis the 2018 compensation of our named executive officers, as discussed in the Proxy Statement. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. ! For address changes/comments, mark here. (see reverse for instructions) Yes ! No ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. E74821-P22653 BRUKER CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Frank H. Laukien and Gerald N. Herman, or either of them, with power of substitution, Proxies to vote at the Bruker Corporation Annual Meeting of Stockholders on May 20, 2019, and any adjournments or postponements thereof, all shares of common stock of Bruker Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the Annual Meeting in accordance with and as more fully described in the notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned acknowledges receipt of the notice of the 2019 Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for director in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the named Proxies on any other matter that may properly come before the meeting and any adjournment or postponement thereof. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: